CONFIDENTIAL Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Triple asterisks denote omissions.

EXHIBIT 10.37

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is made and entered into as of November 22, 2020 (the “Effective Date”) by and between Schrödinger, Inc., a corporation organized under the laws of the State of Delaware, having its principal place of business at 120 West 45th Street, 17th Floor, New York, New York, 10036 (“Schrödinger”), and Bristol-Myers Squibb Company, a Delaware corporation headquartered at 430 East 29th Street, 14th Floor, New York, New York, USA 10016 (“BMS”). Schrödinger and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, BMS is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products.

Whereas, Schrödinger is a software and drug discovery company that has technology and expertise relating to the discovery and development of compounds directed to certain targets using its proprietary computational platform technology and drug discovery capabilities.

Whereas, Schrödinger and BMS desire to collaborate in the performance of a Research Program for the purpose of discovery and preclinical development of Licensed Collaboration Compounds for the Designated Targets suitable for development for human therapeutic uses, with the objective of identifying one or more Licensed Collaboration Compounds or Licensed Collaboration Products for the Designated Targets for BMS to advance into human clinical trials, in accordance with the terms and conditions set forth in this Agreement.

Whereas, separate from the Research Program, the Parties intend to negotiate for BMS to have the right to conduct research, development and commercialization activities with respect to Degrader Compounds containing Licensed Binders for the Designated Targets, and have committed to negotiate in good faith a further agreement with respect to Degrader Compounds containing Licensed Binders for the Designated Targets, in accordance with the terms and conditions set forth in this Agreement.

Whereas, BMS will have certain exclusive licenses and rights with respect to Licensed Compounds and Licensed Products for the Designated Targets and will be solely responsible for the clinical development and commercialization of Licensed Collaboration Compounds and Licensed Collaboration Products for the Designated Targets worldwide, in accordance with the terms and conditions set forth in this Agreement.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.DEFINITIONS

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1“AAA” means the American Arbitration Association.

1.2“Acquirer” has the meaning set forth in Section 12.6(d).

1.3“Acquired Party” has the meaning set forth in Section 12.6(d).

1.4“Acquirer Technology” has the meaning set forth in Section 12.6(a).

1.5“Acquisition Transaction” has the meaning set forth in Section 11.4.

1.6“Adaptive Trial” means a Clinical Trial that does not meet the criteria for a Registrational Trial at the time such Clinical Trial is initiated and includes a prospectively planned opportunity for such Clinical Trial to be modified based on interim analyses to change to a Registrational Trial following an analysis of interim data from subjects in such Clinical Trial.

1.7“Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.8“Alliance Manager” has the meaning set forth in Section 2.5.

1.9“Applicable Law” means any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

1.10“Animal Care Guidelines” has the meaning set forth in Section 3.13.

1.11“Arbitrable Matter” means any dispute concerning the validity, interpretation or construction of, compliance with, or breach of (other than a breach of Sections [***]), this Agreement, including any dispute with respect to whether either Party is entitled to terminate this Agreement pursuant to Article 13, in whole or as to any Collaboration Target. For clarity,

Arbitrable Matters do not include Royalty Rate Matters, R&D Expert Matters or any JSC disputes for which either Party has final decision-making authority in accordance with Section 2.1(e).

1.12“Bankrupt Party” has the meaning set forth in Section 17.3(a).

1.13“Base Royalty Rate” has the meaning set forth in Section 8.4(b).

1.14“Biosimilar Product” means, in a particular country with respect to a particular Licensed Collaboration Product, any pharmaceutical product that is claimed to be biosimilar to, or interchangeable or substitutable with, such Licensed Collaboration Product (including a product that is the subject of an application submitted under Section 351(k) of the PHSA in the United States or under Article 10(4) of Directive 2001/83/EC in the European Union or any member state thereof, in each case citing such Licensed Collaboration Product as the reference product or where such application was based in significant part upon clinical data generated by BMS (or its Affiliates or Sublicensee) with respect to such Licensed Collaboration Product).

1.15“BMS Claims” has the meaning set forth in Section 15.1.

1.16“BMS Indemnitees” has the meaning set forth in Section 15.1.

1.17“BMS Patent” means any Patent that claims a Sole Invention owned by BMS.

1.18“Business Combination Transaction” has the meaning set forth in the definition of “Change of Control Transaction”.

1.19“Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are required by Applicable Law to remain closed.

1.20“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.21“Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31.

1.22“Change of Control Transaction” means, with respect to a Party:

(a)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Specified Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of either (i) the then outstanding capital stock of such Party (the “Outstanding Capital Stock”) or (ii) the combined voting power of the then outstanding voting securities of such Party (the “Outstanding Voting Securities”);

(b)the consummation of any acquisition, merger or consolidation involving any Third Party (a “Business Combination Transaction”), unless immediately following such Business Combination Transaction, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Outstanding Voting Securities immediately prior to such Business Combination Transaction beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, the then-outstanding capital stock and the combined voting power of the then-outstanding voting securities, as the case may be, of the corporation or other entity resulting from such Business Combination Transaction (including a corporation which as a result of such transaction owns the then-outstanding securities of such Party or all or substantially all of such Party’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination Transaction, of the Outstanding Capital Stock and Outstanding Voting Securities, as the case may be and (ii) fifty percent (50%) or more of the members of the board of directors of the corporation resulting from such Business Combination Transaction were members of the Board of Directors of such Party at the time of the execution of the initial agreement, or of the action of the Board of Directors of such Party, providing for such Business Combination Transaction; or

(c)a Party or any of its Affiliates sells or transfers to any Specified Person(s) (other than the other Party or its Affiliates) in one or more related transactions properties or assets representing all or substantially all of such Party’s business or assets at the time of such sale or transfer.

1.23“Claim” has the meaning set forth in Section 15.3.

1.24“Clinical Trial” means any human clinical trial of a Licensed Collaboration Compound or Licensed Collaboration Product.

1.25“CMC” means chemistry, manufacturing and controls with respect to Licensed Collaboration Compounds or Licensed Collaboration Products, including the chemistry, manufacturing and controls section of Regulatory Materials for the Licensed Collaboration Products and all data contained or referenced therein.

1.26“Collaboration In-License” has the meaning set forth in Section 8.4(e)(ii)B.

1.27“Collaboration Target” means the (a) Initial Collaboration Targets set forth on Exhibit A, (b) any Substitute Target that is selected as a Designated Target in accordance with Section 3.4(c) of this Agreement, (c) any Reserved Target, and (d) [***], in each case ((a), (b), (c) and (d)) for so long as any such Target remains an Initial Collaboration Target, Designated Target, Substitute Target or Reserved Target.

1.28“Combination Product” means a product that includes at least one additional active ingredient (whether coformulated or copackaged) that is not a Licensed Collaboration Compound. Pharmaceutical dosage form vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

1.29“Commercial Arbitration Rules” has the meaning set forth in Section 16.2(b).

1.30“Commercialize” or “Commercialization” means the marketing, promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation (including pricing and reimbursement activities) for a Licensed Product in the Territory.

Commercialization shall include commercial activities conducted in preparation for Licensed Product launch.

1.31“Commercially Reasonable Efforts” means, with respect BMS’ obligations under this Agreement, [***].  “Commercially Reasonable Efforts” means, with respect to Schrödinger’s obligations under this Agreement, [***].

1.32“Companion Diagnostic” means a diagnostic product that provides information for the safe and effective use of a Licensed Collaboration Compound or Licensed Collaboration Product, including to identify patients who are most likely to benefit from treatment, to identify patients who are likely to be at increased risk for serious side effects as a result of treatment, or to monitor response to treatment.  For example, a Companion Diagnostic may detect or quantify the presence or amount of an analyte in body or tissue that affects the pathogenesis of the target disease.

1.33“Compound” means any nucleic acid, antibody, biologic, compound, small molecule or other molecule.

1.34“Confidential Information” means, with respect to a Party, and subject to Section 12.1, all non-public Information of such Party that is disclosed to the other Party under this Agreement or the Prior CDA or generated under or in connection with the Research Plans, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form; provided, that, notwithstanding the foregoing, (a) the existence and terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the Receiving Party with respect thereto, (b) Joint Inventions (subject to the subclause (c) below) shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the Disclosing Party with respect thereto, (c) for a given Designated Target, any Information specifically relating to Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target or the Development, Commercialization or other Exploitation thereof (including, for clarity, (i) Designated Target structure-based compound design information for such Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target, or (ii) any proprietary data generated under this Agreement that specifically relates to the Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target that is used to fit specific parameters of a model (e.g., to parameterize a QSAR model) to specific classes and types of compounds) (“Licensed Collaboration Product Information”) shall be deemed the Confidential Information of [***], and [***] shall be deemed to be the Disclosing Party, and [***] shall be deemed to be the Receiving Party, with respect thereto; provided that [***], (d) except for any Schrödinger Platform Inventions assigned to Schrödinger by or on behalf of BMS pursuant to Section 9.1(b) in connection with BMS’ exercise of its license grant under Section 7.1(b), the Schrödinger Platform and Schrödinger Platform Inventions shall be the Confidential Information of Schrödinger, and Schrödinger will have no obligation to disclose the Schrödinger Platform or Schrödinger Platform Inventions to BMS, (e) for a Terminated Target, any Confidential Information disclosed by Schrödinger that solely and specifically relates to Reversion Compounds or Reversion Products for such Terminated Target, or the development, Manufacture, commercialization or other Exploitation thereof (including, for clarity, Confidential Information owned or controlled by Schrödinger that solely and specifically relates to (i) Terminated Target structure-based compound design information for such Reversion Compounds or Reversion Products, or (ii) any proprietary data that is generated under this Agreement and solely and specifically related to the Reversion Compounds or Reversion Products for such Terminated Target that is used to fit specific parameters of a model (e.g., to parameterize a QSAR model) to specific classes and types of compounds) shall be Confidential Information of Schrödinger, and BMS will have no rights with respect thereto under this Agreement. For clarity, any use or disclosure thereof that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, such Prior CDA.

1.35“Control” or “Controlled” means, with respect to any Material, Information, Patent or intellectual property right, that a Party or its Affiliate (a) owns such Material, Information, Patent or intellectual property right, or (b) has a license or right to use to such Material, Information, Patent or intellectual property right, in each case (a) or (b) with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such Material, Information, Patent or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or (sub)license. Schrödinger and its Affiliates shall not be deemed to Control any Material, Information, Patent or other intellectual property right licensed to Schrödinger pursuant to a Schrödinger New In-License entered into after the Effective Date unless such Schrödinger New In-License becomes a Collaboration In-License or unless such Schrödinger New In-License is otherwise deemed Controlled by Schrödinger pursuant to Section 8.4(e)(ii)B. Notwithstanding the foregoing, with respect to Acquirer Technology, the definition of “Control” is subject to the terms and conditions set forth in Section 12.6.

1.36“Conversion Date” has the meaning set forth in the definition of “Converted Trial”.

1.37“Converted Trial” means an Adaptive Trial that is modified to meet and otherwise satisfies the criteria for a Registrational Trial based on pre-specified analyses following an analysis of interim data from subjects in such Adaptive Trial.  For clarity, an Adaptive Trial shall only constitute a Converted Trial if, from and after the date following such modification or analysis, such Adaptive Trial is continued as a Registrational Trial (such date with respect to such Converted Trial, the “Conversion Date”).

1.38“Cover”, “Covered” or “Covering” means, with respect to a Licensed Compound or a Licensed Product and a Patent, that, in absence of a (sub)license under, or ownership of, such Patent, the making, using, offering for sale, selling or importing of such Licensed Compound or Licensed Product would infringe such Patent as issued or, with respect to a pending claim included in such Patent, as if such pending claim were to issue without modification.

1.39“Cure Period” has the meaning set forth in Section 13.3(a).

1.40“DC Candidate” means, for a given Designated Target, each Licensed Collaboration Compound that the JSC or the R&D Expert determines has achieved the DC Criteria for such Designated Target, or that BMS selects for such Designated Target, in each case pursuant to Section 3.6(c).

1.41“DC Criteria” means, for a given Designated Target, (a) the requirements for a Licensed Collaboration Compound for such Designated Target to achieve development candidate status as set forth in the applicable Research Plan and (b) [***].

1.42“DC Payment” has the meaning set forth in Section 8.2(a).

1.43“Definitive Degrader Agreement” has the meaning set forth in Section 7.6.

1.44“Degrader Compound” means [***] comprising all of the following: [***] and [***] a Target Binding Moiety.

1.45“Degrader Program” has the meaning set forth in Section 7.6.

1.46“Designated Target” means (a) each Initial Collaboration Target, (b) each Substitute Target that is selected as a Designated Target in accordance with Section 3.4(c), and (c) [***], in each case ((a), (b), and (c)) for so long as any such Target remains an Initial Collaboration Target or Substitute Target (including any Substitute Target that is selected as a Designated Target). For clarity, any Designated Target that is substituted pursuant to Section 3.4(c) shall no longer be a Designated Target or a Collaboration Target and shall be a Terminated Target from and after the date on which the new Research Plan (including the DC Criteria) for such new Designated Target is approved by the JSC hereunder.

1.47“Develop” or “Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval of a Licensed Compound or a Licensed Product and to supporting appropriate usage for such Licensed Compound or Licensed Product, for one or more Indications in the Field. This includes: (a) preclinical/nonclinical research and testing, toxicology, and Clinical Trials; and (b) preparation, submission, review, and development of data or other Information and Regulatory Materials for the purpose of submission to a Governmental Authority to obtain, maintain or expand Regulatory Approval of a Licensed Product (including contacts with Regulatory Authorities).

1.48“Disclosing Party” has the meaning set forth in Section 12.1, subject to the proviso in the definition of Confidential Information.

1.49“Distracting Product” has the meaning set forth in Section 11.4.

1.50“Dollar” or “$” means the lawful currency of the United States.

1.51“Effective Date” means the date specified in the initial paragraph of this Agreement.

1.52“EMA” means the European Medicines Agency and any successor agency thereto.

1.53“EMA Approval” means, with respect to a Licensed Collaboration Product, receipt of both (a) Regulatory Approval from the EMA of an MAA for such Licensed Collaboration

Product in the EU under the centralized EMA filing procedure and (b) pricing and reimbursement approvals in any [***] of the Major European Countries; provided, however, that if the centralized EMA filing procedure is not used, EMA Approval will be achieved upon receipt of Regulatory Approval from the applicable Regulatory Authority of an MAA for such Licensed Collaboration Product and receipt of pricing and reimbursement approvals in any [***] of the Major European Countries.

1.54“Europe” means the countries comprising the European Union as it may be constituted from time to time, together with those additional countries comprising the European Economic Area (as of the Effective Date, Iceland, Liechtenstein and Norway) as it may be constituted from time to time, and Switzerland and the United Kingdom.

1.55“EU” or “European Union” means the European Union, as its membership may be constituted from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden and that certain portion of Cyprus included in such organization.

1.56“Executive Officer” means, in the case of BMS, [***], and in the case of Schrödinger, Schrödinger’s [***].

1.57“Existing Patents” has the meaning set forth in Section 14.2(a).

1.58“Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated with either Party or its Affiliates who, with respect to a dispute concerning a financial, commercial, scientific or regulatory matter possesses appropriate expertise to resolve such dispute. The Expert (or any of the Expert’s current or former employers) (a) shall not be or have been at any time an Affiliate, employee, consultant (during the previous [***]), officer or director of either Party or any of its Affiliates, or (b) shall not own equity or debt in either Party or any of its Affiliates (other than equity or debt owned through a broad based mutual fund or exchange trade fund).

1.59“Exploit” or “Exploitation” means, with respect to a Compound, product or process, to make, have made, import, use, sell or offer for sale, including to research, develop, commercialize, register, modify, enhance, improve, Manufacture, hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of such Compound, product or process.

1.60“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.61“FD&C Act” or “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.62“Field” means, with respect to a Licensed Compound or Licensed Product, all indications and uses, including the diagnosis, prevention, palliation, control or treatment of any indication, disease, disorder or condition, including the Exploitation of Companion Diagnostics.

1.63“Final Offer” has the meaning set forth in Section 16.2(d)(i).

1.64“First Commercial Sale” means, with respect to a Licensed Collaboration Product or Termination Product and a country, the first sale to a Third Party that is not a Related Party of such Licensed Collaboration Product or Termination Product, as applicable, in such country after Regulatory Approval of such Licensed Collaboration Product or Termination Product has been obtained in such country.

1.65“Future In-Licensed IP” has the meaning set forth in Section 8.4(e)(ii).

1.66“GAAP” means generally accepted accounting principles in the U.S. consistently applied.

1.67“Generic Product” means, with respect to a Licensed Collaboration Product in a country, any pharmaceutical product that (a) is distributed by a Third Party under a Marketing Authorization Application approved by a Regulatory Authority in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Collaboration Product, including any product authorized for sale (i) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (ii) in the EU pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision) or (iii) in any other country or jurisdiction pursuant to all equivalents of such provisions or (b) is otherwise substitutable under Applicable Law for such Licensed Collaboration Product when dispensed without the intervention of a physician or other health care provider with prescribing authority.

1.68“[***]” means, [***].

1.69“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.70“Handoff” has the meaning set forth in Section 4.1(a).

1.71“Immunology Targets” means (a) the Initial Collaboration Targets designated as “Immunology Targets” on Exhibit A hereto, and (b) any Substitute Targets designated by the JSC as “Immunology Targets”.

1.72“IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.73“Indemnified Party” has the meaning set forth in Section 15.3.

1.74“Indemnifying Party” has the meaning set forth in Section 15.3.

1.75“Indication” has the meaning set forth in Section 8.2(d).

1.76“Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, software, source code, object code, algorithms, marketing reports, expertise, stability, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data), manufacturing (including CMC) data, analytical and quality control data, stability data, studies and procedures.

1.77“Infringement” has the meaning set forth in Section 9.5(a).

1.78“Initial Collaboration Targets” has the meaning set forth in Section 3.4(a).

1.79“[***]” has the meaning set forth in Section [***].

1.80“Initiation” of a Clinical Trial means the first dosing of the first subject in the relevant Clinical Trial of a Licensed Collaboration Product in accordance with the applicable protocol and Applicable Law; provided, however, that a Clinical Trial that does not constitute a Registrational Trial at the time the first patient is dosed shall not be deemed to be Initiated for purposes of the Milestone Payments for Registrational Trials pursuant to Section 8.2 until the first patient is first dosed in such Clinical Trial after such Clinical Trial constitutes a Registrational Trial, in accordance with Section 1.142 (or, with respect to an Adaptive Trial, after the Conversion Date for such Adaptive Trial).

1.81“Insolvency Event” has the meaning set forth in Section 13.4.

1.82“Inventor Compensation” has the meaning set forth in Section 8.14.

1.83“JNDA” means a new drug application filed with the MHLW required for marketing approval for the applicable Licensed Collaboration Product in Japan.

1.84“JNDA Approval” shall be achieved upon receiving Regulatory Approval of a JNDA by the MHLW and, if required by Applicable Law, receipt of pricing and reimbursement approvals, for the applicable Licensed Collaboration Product in Japan.

1.85“Joint Invention” has the meaning set forth in Section 9.1(a).

1.86“Joint Patent” means a Patent that claims a Joint Invention.

1.87“Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 2.1(a).

1.88“Licensed Binder” means, for a given Designated Target, any Target Binding Moieties Controlled by Schrödinger or its Affiliates for such Designated Target.

1.89“Licensed Collaboration Compound” means, for a given Designated Target, any Target Compound Controlled by Schrödinger or any of its Affiliates as of the Effective Date or during the Term for such Designated Target [***] that [***].

1.90“Licensed Collaboration Product” means, for a given Designated Target, any product containing a Licensed Collaboration Compound for such Designated Target as an active ingredient (alone or with other active ingredients) for use in the Field in the Territory in all presentations, formulations, and dosage forms.

1.91“Licensed Collaboration Product Information” has the meaning set forth in the definition of “Confidential Information”.

1.92“Licensed Other Modality Compound” means, for a given Designated Target, any Target Compound Controlled by Schrödinger or any of its Affiliates as of the Effective Date or during the Term for such Designated Target [***] that is not a Licensed Collaboration Compound or Licensed Collaboration Product.

1.93“Licensed Other Modality Product” means, for a given Designated Target, any product containing a Licensed Other Modality Compound for such Designated Target as an active ingredient (alone or with other active ingredients) for use in the Field in the Territory in all presentations, formulations, and dosage forms.

1.94“Licensed Compounds” means, for a given Designated Target, all Licensed Collaboration Compounds and Licensed Other Modality Compounds for such Designated Target.

1.95“Licensed Products” means, for a given Designated Target, all Licensed Collaboration Products and Licensed Other Modality Products for such Designated Target.

1.96“Lien” means any lien, pledge, encumbrance, mortgage, security interest, purchase option, call or similar right, conditional and installment sale agreements, charges or claims of any kind (excluding any non-exclusive license or other non-exclusive rights granted to Third Parties under any of the Schrödinger Technology that do not conflict with or otherwise limit the rights granted to BMS under this Agreement).

1.97“Litigable Matter” means any dispute between the Parties concerning the validity, scope, enforceability, inventorship, or ownership of intellectual property rights, or any breach or alleged breach by a Party of any of Sections [***] by a Party.

1.98“LO Criteria” means, with respect to each Designated Target, the requirements for a Licensed Collaboration Compound for such Designated Target to achieve lead optimization status established pursuant to Section 3.5.

1.99“LO Timeline” has the meaning set forth in Section 3.5(a).

1.100“MAA” or “Marketing Authorization Application” means an NDA or similar application for Regulatory Approval for a Licensed Collaboration Product in a country or region of the Territory.

1.101“Major European Countries” means [***].

1.102“Major Market” means the United States, the Major European Countries and Japan.

1.103“Manufacture” means all activities related to the manufacturing of a product or any component or ingredient thereof, including test method development and stability testing, formulation, process development, process qualification and validation, manufacturing scale-up whether before or after Regulatory Approval, manufacturing any product in bulk or finished form for Development or Commercialization (as applicable), including filling and finishing, packaging, labeling, shipping and holding, in-process and finished product testing, release of a product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of a product, and regulatory activities related to any of the foregoing.

1.104“Materials” means all biological materials, chemical compounds and other materials, including Clinical Trial samples, cell lines, compounds, lipids, assays, viruses and vectors.

1.105“MHLW” means the Japanese Ministry of Health, Labour and Welfare, and any successor agency thereto.

1.106“Milestone Payment” has the meaning set forth in Section 8.2(b).

1.107“NDA” or “New Drug Application” has the meaning set forth as described in the FD&C Act and 21 C.F.R. Part 314.

1.108“NDA Approval” means, with respect to a Licensed Collaboration Product, receipt of Regulatory Approval from the FDA of an NDA and, if required by Applicable Law, receipt of pricing and reimbursement approvals for such Licensed Collaboration Product, in the U.S.

1.109“[***]” has the meaning set forth in Section [***].

1.110“Net Sales” means the gross amount invoiced in arms-length transactions by a Related Party(ies) from or on account of the sale of Licensed Collaboration Products to a non-Related Party (net of any inventory management fees or similar fees based on or reasonably allocable to the sale of Licensed Collaboration Products), less the sum of the following:

[***]

A Licensed Collaboration Product shall be considered “sold” when invoiced. Such amounts shall be determined from the books and records of the Related Party.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least Calendar Quarterly) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

[***].

Net Sales of any Combination Product for the purpose of calculating milestones or royalties due under this Agreement shall be determined on a country-by-country basis for a given accounting period as follows: first, the Related Party(ies) shall determine the actual Net Sales of such Combination Product (using the above provisions), and then: [***] (each, an “Other Active Ingredient”) [***].

1.111“Neurology Targets” means (a) the Initial Collaboration Targets designated as “Neurology Targets” on Exhibit A hereto, and (b) any Substitute Targets designated by the JSC as “Neurology Targets.”

1.112“[***]” means, [***].

1.113“Oncology Targets” means (a) the Initial Collaboration Targets designated as “Oncology Targets” on Exhibit A hereto, and (b) any Substitute Targets designated by the JSC as “Oncology Targets.”

1.114“Other Active Ingredient” has the meaning set forth in the definition of “Net Sales”.

1.115“Other Schrödinger Patents” has the meaning set forth in Section 9.4(b).

1.116“Outstanding Capital Stock” has the meaning set forth in the definition of “Change of Control Transaction”.

1.117“Outstanding Voting Securities” has the meaning set forth in the definition of “Change of Control Transaction”.

1.118“Patent” means (a) all patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.

1.119“Patent Challenge” has the meaning set forth in Section 9.7(a).

1.120“Patent Contact” has the meaning set forth in Section 9.9.

1.121“Patent Firm” has the meaning set forth in Section 9.2(a).

1.122“Patent Prosecution Costs” means the direct out-of-pocket costs (including the reasonable fees and expenses incurred to outside counsel and other Third Parties, including filing,

prosecution and maintenance fees incurred to Governmental Authorities) recorded as an expense by a Party or any of its Affiliates (in accordance with GAAP and its customary accounting practices) after the Effective Date and during the Term and pursuant to this Agreement, in connection with the preparation, filing, prosecution, maintenance and extension of Patents, including costs of Patent interference, appeal, opposition, reissue, reexamination, revocation, petitions or other administrative proceedings with respect to Patents and filing and registration fees.

1.123“Permitted Reserved Target Activities” has the meaning set forth in Section 3.4(b)(ii).

1.124“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

1.125“Phase 1 Clinical Trial” means a Clinical Trial of a Licensed Collaboration Product, the principal purpose of which is to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of such Licensed Collaboration Product for a particular Indication or Indications and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), as amended from time to time, or a similar clinical study prescribed by the relevant Regulatory Authorities or Applicable Law in a country other than the U.S.

1.126“Phase 1b Clinical Trial” means a Clinical Trial of a Licensed Collaboration Product, the principal purpose of which is a further determination of safety, pharmacokinetics and pharmacodynamics, and that includes an assessment of a preliminary signal of efficacy in a clinical outcome that is relevant to the proposed Indication or Indications, whether or not in combination with concomitant treatment after an initial Phase 1 Clinical Trial, prior to commencement of Phase 2 Clinical Trials or phase 3 Clinical Trials, and that provides (itself or together with other available data) sufficient evidence of safety and a preliminary signal of efficacy to be included in, and supportive of filings for a Phase 2 Clinical Trial or a phase 3 Clinical Trial with Regulatory Authorities, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

1.127“Phase 2 Clinical Trial” means (a) a Phase 2a Clinical Trial or (b) a controlled Clinical Trial of a Licensed Collaboration Product, the principal purpose of which is to evaluate the effectiveness of such Licensed Collaboration Product for a particular Indication or Indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with such Licensed Collaboration Product, as described in 21 C.F.R. § 312.21(b), as amended from time to time, or a similar clinical study prescribed by the relevant Regulatory Authorities or Applicable Law in a country other than the U.S. For clarity, if a Phase 2 Clinical Trial that is an Adaptive Trial becomes a Converted Trial, such Phase 2 Clinical Trial shall be deemed a Registrational Trial after the Conversion Date.

1.128“Phase 2a Clinical Trial” means a Clinical Trial of a Licensed Collaboration Product that (a) utilizes the pharmacokinetic and pharmacodynamic information obtained from one or more previously conducted Phase 1 Clinical Trials(s) or other Phase 2a Clinical Trial(s) in order to confirm the optimal manner of use of such Licensed Collaboration Product and to better determine safety and efficacy, and (b) [***].

1.129“PHSA” means the Public Health Service Act as set forth at 42 U.S.C. Chapter 6A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.130“Platform IP” has the meaning set forth in Section 8.4(e)(ii)A.

1.131“[***]” means [***].

1.132“Primary Activity” means:

(a)      [***]

(b)[***].

1.133“Prior CDA” means the Confidentiality Agreement entered into by BMS and Schrödinger effective as of [***] (as amended).

1.134“Product Marks” has the meaning set forth in Section 10.1.

1.135“Product Specific Infringement Action” has the meaning set forth in Section 9.5(b).

1.136“Product Specific Patent” means, for a given Designated Target, any Patent (including [***]. As of the Effective Date, the Product Specific Patents consist of the Patents listed in Exhibit C.

1.137“Prosecute” or “Prosecution” has the meaning set forth in Section 9.2(a).

1.138“Publication” has the meaning set forth in Section 12.4.

1.139“R&D Expert” means an Expert with sufficient experience for the relevant matter at issue, who has both relevant scientific and business expertise in the research and development of human therapeutic products.

1.140“R&D Expert Matters” has the meaning set forth in Section 16.1.

1.141“Receiving Party” has the meaning set forth in Section 12.1, subject to the proviso in the definition of Confidential Information.

1.142“Registrational Trial” means, with respect to a Licensed Collaboration Product, a Clinical Trial (whether or not designated a phase 3 clinical trial) for such Licensed Collaboration Product with a sufficient number of subjects, (a) the results of which, together with prior data and information concerning such Licensed Collaboration Product, are intended to establish that such Licensed Collaboration Product is safe and effective for its intended Indication; and (b) that forms the basis (alone or with one (1) or more additional Registrational Trials) of an effectiveness claim in support of Regulatory Approval of an NDA for such Licensed Collaboration Product for its intended Indication.  For clarity, a Converted Trial shall only constitute a Registrational Trial for purposes of this Agreement from and after the Conversion Date with respect to such Converted Trial.

1.143“Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, Manufacture, import, export or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, including any applicable pricing and reimbursement approvals and labeling approval in such country.

1.144“Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority with authority over the Development, Manufacture or Commercialization of Licensed Collaboration Products in or for such country, extra-national territory, province, state, or other regulatory jurisdiction, including the FDA, the EMA, the European Commission and the MHLW, and in each case including any successor thereto.

1.145“Regulatory Exclusivity Period” means, with respect to each Licensed Collaboration Product in any country in the Territory, a period of exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Licensed Collaboration Product, as applicable, in such country, such as new chemical entity exclusivity, orphan drug exclusivity, non-patent related pediatric exclusivity or any other applicable marketing exclusivity, including any such periods listed in the FDA’s Orange Book or any such periods under national implementations in the EU of Article 10 of Directive 2001/83/ED, Article 14(11) of Parliament and Council Regulation (EC) No. 726/2004, Parliament and Council Regulation (ED) No. 141/2000 on orphan medicines, Parliament and Council Regulation (ED) No. 1901/2006 on medicinal products for pediatric use and all international equivalents of any of the foregoing.

1.146“Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals or other filings or communications made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture or Commercialize a Licensed Collaboration Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs and NDAs.

1.147“Related Party” means BMS, its Affiliates, and its and their respective Sublicensees (and such Sublicensees’ Affiliates) of one or more Licensed Collaboration Products. For clarity, Related Party shall not include any distributors, wholesalers or the like unless such entity is an Affiliate of BMS.

1.148“Research Plan” has the meaning set forth in Section 3.3(a).

1.149“Research Program” has the meaning set forth in Section 3.1(a).

1.150“Research Term” has the meaning set forth in Section 3.2(a).

1.151“Reserved Target” means (a) those Targets included on the Reserved Target List as of the Effective Date, (b) any Neurology Target added to the Reserved Target List by BMS pursuant to Section 3.4(b)(i), (c) any other Targets that the Parties mutually agree to include on the Reserved Target List during the Term (including in accordance with Section 3.4(b)), and (d) [***], in each case (a)-(c), for so long as any such Target remains on the Reserved Target List. For clarity, any Reserved Target that is removed or released from the Reserved Target List pursuant to Section 3.4(b) shall no longer be a Reserved Target or a Collaboration Target from and after the date on which such Reserved Target is removed or released.

1.152“Reserved Target List” has the meaning set forth in Section 3.4(b)(i).

1.153“Reversion Compounds” has the meaning set forth in Section 13.8(a).

1.154“Reversion IP” has the meaning set forth in Section 13.8(b).

1.155“Reversion Products” has the meaning set forth in Section 13.8(a).

1.156“Royalty Floor” has the meaning set forth in Section 8.4(h).

1.157“Royalty Rate Matter” means any dispute concerning the determination of the royalty rate for Termination Products pursuant to Section 13.8(b).

1.158“Royalty Term” means, for each Licensed Collaboration Product, on a country-by-country basis, the period commencing on the First Commercial Sale of such Licensed Collaboration Product in such country and ending on the later of (a) ten (10) years after the First Commercial Sale of such Licensed Collaboration Product in such country, (b) the expiration of the last Valid Claim of the last to expire [***], in each case, Covering the Licensed Collaboration Product in such country (excluding any method of manufacturing Patent), [***] in such country, and (c) expiration of any Regulatory Exclusivity Period for such Licensed Collaboration Product in such country.

1.159“Safety Reason” means, with respect to a Licensed Collaboration Compound or Licensed Collaboration Product, it is BMS’ or any of its Affiliates’ or Sublicensees’ reasonable belief that based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of further Development or Commercialization of such Licensed Collaboration Compound or Licensed Collaboration Product is so unfavorable as to be incompatible with the welfare of patients.

1.160“Schrödinger Claims” has the meaning set forth in Section 15.2.

1.161“Schrödinger Indemnitees” has the meaning set forth in Section 15.2.

1.162“Schrödinger Know-How” means, for a given Designated Target, all Information Controlled by Schrödinger or, subject to Section 12.6, its Affiliate(s) as of the Effective Date or thereafter during the Term that are [***].

1.163“Schrödinger Materials” means all Materials in the possession and Control of Schrödinger or its Affiliate(s) as of the Effective Date or thereafter during the Term that are necessary or reasonably useful for the evaluation, Development or Manufacture of a Licensed Collaboration Compound or a Licensed Collaboration Product.

1.164“Schrödinger New In-License” has the meaning set forth in Section 8.4(e)(ii)B.

1.165“Schrödinger Patent Challenge” has the meaning set forth in Section 13.5.

1.166“Schrödinger Patent Rights” means, for a given Designated Target, all Patents that are Controlled by Schrödinger or, subject to Section 12.6, its Affiliate(s) as of the Effective Date or thereafter during the Term and that are [***].

1.167“Schrödinger Platform” means Schrödinger’s or any of its Affiliates’ proprietary physics-based computational, software products and programs that can predict critical properties of molecules, excluding any Licensed Collaboration Product Information. As of the Effective Date, the Schrӧdinger Platform includes the software products and programs set forth on Schedule 1.167. Upon BMS’ written request, Schrӧdinger will provide an updated Schedule 1.167 to BMS.

1.168“Schrödinger Platform Inventions” has the meaning set forth in Section 9.1(b).

1.169“Schrödinger Technology” means the Schrödinger Patent Rights, Schrödinger Know-How and Schrödinger Materials.

1.170“Schrödinger Technology Services” means the following services and activities: [***].

1.171“SEC” means the U.S. Securities and Exchange Commission.

1.172“Segregated Technology” has the meaning set forth in Section 12.6(b).

1.173“Specified Person” has the meaning set forth in the definition of “Change of Control Transaction”.

1.174“Sole Inventions” has the meaning set forth in Section 9.1(a).

1.175“[***]” has the meaning set forth in Section [***].

1.176“[***]” has the meaning set forth in Section [***].

1.177“Sublicensee” means any Third Party granted a sublicense under Section 7.2 hereof to the rights licensed to BMS hereunder, but shall not include any wholesaler or distributor that does not market or promote such Licensed Product.

1.178“[***]” has the meaning set forth in Section [***].

1.179“Substitute Target” has the meaning set forth in Section 3.4(c)(i).

1.180“Substitution Period” means, for a given Designated Target, the earlier of (a) the date on which the JSC or the R&D Expert determines that a Licensed Collaboration Compound for such Designated Target meets the LO Criteria and (b) [***]; provided, however, that [***].

1.181“Target” means (a) any specific DNA or protein identified by its ENSEMBL GENE ID number, and (b) if applicable, its genomic mutant identifier.

1.182“Target Binding Moiety” means a ligand that binds to the protein of interest.

1.183“Target Compound” means, for a given Designated Target, any Compound that [***]. By way of example, [***].

1.184“Term” has the meaning set forth in Section 13.1.

1.185“Terminated Target” means a Designated Target that becomes a “Terminated Target” as expressly set forth in this Agreement. For clarity, once a Designated Target is deemed a “Terminated Target” it shall no longer be a Collaboration Target or Designated Target for purposes of this Agreement.

1.186“Termination Compound” has the meaning set forth in Section 13.8(b).

1.187“Termination Notice” has the meaning set forth in Section 13.3(a).

1.188“Termination Product” has the meaning set forth in Section 13.8(b).

1.189“Termination Product Regulatory Materials” has the meaning set forth in Section 13.8(c).

1.190“Territory” means all countries of the world.

1.191“Therapeutic Area” means, for a given Designated Target, the therapeutic area for such Designated Target that is the focus of the Research Program for such Designated Target.  For clarity, the Therapeutic Area for a Designated Target will be immunology, oncology or neurology.

1.192“Third Party” means any Person other than Schrödinger or BMS or an Affiliate of either of Schrödinger or BMS.

1.193“Title 11” has the meaning set forth in Section 17.3(a).

1.194“U.S.” means the United States of America and its territories, districts and possessions.

1.195“Valid Claim” means either (a) a claim of an issued and unexpired patent that has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided however, that (x) Valid Claim shall exclude any such pending claim in an application that has not been granted within [***] following the earliest priority filing date for such application (unless and until such claim is granted) and (y) Valid Claim shall exclude any such pending claim that does not have a reasonable bona fide basis for patentability (such reasonable bona fide basis to be determined by arbitrators pursuant to Section 16.2 who shall be an outside counsel selected by the Parties in the event that the Parties disagree as to whether there is a reasonable bona fide basis for patentability for such a claim), in either case of (x) or (y) unless and until such claim is granted at which time such claim will constitute a Valid Claim pursuant to the foregoing clause (a) if and for so long as it otherwise meets the requirements of the foregoing clause (a).

1.196“Valuation Expert” has the meaning set forth in Section 16.2(d)(i).

1.197“Valuation Notice” has the meaning set forth in Section 16.2(d)(i).

1.198“Variant” means, with respect to a Target, any and all naturally occurring mutations, alternative sequences thereof, and fragments or peptides thereof, including post-translational modifications thereof, that are of sufficient specificity, sequence identity, sequence similarity, or length to still uniquely match the original ENSEMBL GENE ID for such Target.  For example, [***].

1.199“Working Group” has the meaning set forth in Section 2.1(d).

2.GOVERNANCE

2.1Joint Steering Committee.

(a)Establishment of JSC. Promptly after the Effective Date and no later than the date which is [***] subsequent to the Effective Date, the Parties will establish a joint steering committee with the roles set forth in Section 2.1(c) (the “Joint Steering Committee” or “JSC”). Each Party will initially appoint [***] representatives to the JSC. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Schrödinger and BMS. The JSC membership and procedures are further described in this Section 2.1. Each Party may at any time appoint different JSC representatives by written notice to the other Party.

(b)Membership of JSC. Each of Schrödinger and BMS will designate representatives with appropriate expertise to serve as members of the JSC. Each of Schrödinger and BMS will select from their representatives a co-chairperson for the JSC, and each Party may change its designated co-chairperson from time to time upon written notice to the other Party. The Alliance Managers will be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting; provided that the Alliance Managers will call an ad hoc meeting of the JSC promptly upon the reasonable written request of either co-chairperson to convene such ad hoc meeting. The Alliance Managers or other employees or consultants of a Party who are not representatives of such Party on the JSC may attend meetings of the JSC with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided, however, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the JSC and (ii) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 12.

(c)Role of JSC. The JSC will be responsible for (i) the overall management of the Research Program, including serving as a forum for exchanging information and facilitating discussions regarding the conduct of the Research Program, (ii) approving the adoption of the LO Criteria and the LO Timeline for each Designated Target, (iii) reviewing, revising and approving (A) each Research Plan prepared by Schrödinger in consultation with BMS for any Substitute Target that is selected as a Designated Target in accordance with Section 3.4(c) (including the Primary Activity, LO Criteria, the LO Timeline and DC Criteria with respect thereto) and recording the date of approval of the Research Plan for each new Substitute Target in the JSC minutes in accordance with Section 3.4(c) and (B) any changes, modifications, amendments and updates to any established Research Plan for a Designated Target, (iv) the monitoring, reviewing and recording of the progress of the Research Program, including all activities performed by the Working Groups, (v) on a Designated Target-by-Designated Target basis, confirming whether a Licensed Collaboration Compound has achieved the LO Criteria or DC Criteria (as applicable) for such Designated Target in accordance with Section 3.5(b) or Section 3.6(c) (as applicable), (vi) reviewing and discussing progress in any research and Development and other activities that the Parties perform in relation to Licensed Collaboration Compounds and Licensed Collaboration Products in the Field, including the use of any Third Party contractors by Schrödinger in the performance of Schrödinger’s obligations in connection with the Research Program, subject to Section 3.12, (vii) reviewing and discussing any Permitted Reserved Target Activities, including the nature and scope of activities to be performed and the results thereof, (viii) reviewing and discussing proposed modifications to the Reserved Target List, (ix) facilitating the prosecution of the Product Specific Patents in accordance with Article 9 below, (x) reviewing, revising and approving a charter prepared by the Alliance Managers in accordance with Section 2.1(d) for each Working Group, (xi) [***] and (xii) performing such other responsibilities as expressly delegated to the JSC as set forth in this Agreement or as may be mutually agreed by the Parties in writing from time to time. As needed, the JSC shall establish subcommittees and working groups that will report to the JSC to further the objectives of the Research Program as described in Section 2.1(d) below.

(d)Subcommittees and Working Groups.  From time to time, either Party may propose that the JSC may establish and delegate duties to other joint committees, subcommittees or directed teams (each, a “Working Group”) on an “as needed” basis to oversee particular projects or activities, which may include activities under a Research Plan for a given Designated Target, which delegations shall be reflected in the minutes of the meetings of the JSC.  Such Working Groups may be established on an ad hoc basis for purposes of a specific project, for the life of the Research Term or on such other basis as the JSC may determine, and shall be constituted and shall operate as the JSC may determine; provided, that each Working Group shall have equal representation from each Party shall be subject to Section 12.7 and decision making shall be by consensus, with each Party’s representatives on the applicable Working Group collectively having one (1) vote on all matters brought before the Working Group.  Each Working Group and its activities shall be subject to the direction, review and approval of, and shall report to, the JSC.  The Alliance Managers will prepare for approval by the JSC in accordance with Section 2.1(c) a charter for each Working Group, which charter will reflect the agreed upon scope of activities for each Working Group; provided, for clarity, that (A) the scope of the Working Group’s activities may address items and activities that are not included in the DC Criteria for a given Designated Target (e.g., combination studies, biomarkers, translational activities, transitional activities, patent prosecution, etc.), and (B) at all times Schrödinger will be solely responsible for the synthesis queue and modeling strategy for each Designated Target.  If a Working Group proposes that the Parties conduct additional activities as part of the Research

Program, such activities (including the roles and responsibilities for each Party for such activities and, if applicable, the budget for non-DC Criteria required items) shall be set forth in the Research Plan or an amendment to the Research Plan for the applicable Designated Target.  In no event shall the authority of the Working Group exceed that specified for the JSC in this Article 2. Any matter not resolved by a Working Group shall be referred to the JSC for resolution in accordance with Section 2.1(e).

(e)Decisions. Decisions of the JSC shall be by unanimous vote, with each Party having collectively one (1) vote, provided that if, after attempts to amicably resolve any disagreement at the JSC, the Parties are unable to agree on a matter to be decided by the JSC within [***] after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. If the Executive Officers are unable to resolve the matter within [***], or such other longer time the Executive Officers may otherwise agree upon, after the matter is referred to them, then [***] shall have the final decision-making authority; provided further that, [***].

(f)JSC Meetings. The JSC will hold meetings at such times and places as the co-chairpersons may determine. The JSC will meet at least [***] during the Research Term until discontinuation of the JSC in accordance with Section 2.2 below. The meetings of the JSC need not be in person and may be by telephone or any other method determined by the JSC. Each Party will bear its own costs associated with attending such meetings, including any costs relating to travel or such Party’s participation in such meetings.

2.2Discontinuation of JSC. With respect to each Designated Target, the JSC shall continue to exist until the last to occur of (a) the end of the Research Term, and (b) the filing with FDA of the first NDA for the first Licensed Collaboration Product for such Designated Target. Thereafter, for a given Designated Target, the JSC shall have no further roles or responsibilities under this Agreement with respect to such Designated Target, and the JSC shall be replaced by designees of each Party (who may be the Alliance Manager) that shall serve as a forum for the Parties for the purposes of the exchange of information and for BMS to update Schrödinger on the progress of the Development and Commercialization of Licensed Collaboration Compounds or Licensed Collaboration Products, which update shall be in the form of [***] report describing BMS’ ongoing Development and Commercialization efforts for any applicable active programs for Licensed Collaboration Compounds or Licensed Collaboration Products in accordance with Section 4.2(c).

2.3Limitations on Authority of the JSC. The JSC will have solely the roles and responsibilities assigned to it in this Article 2. The JSC will have no authority to amend, modify or waive compliance with this Agreement. For avoidance of doubt, the JSC will have no authority to amend, modify or limit [***] as set forth in this Agreement. The JSC shall not have the authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement. For the avoidance of doubt, the JSC shall not have oversight over, and decision-making authority with respect to, the research, Development, Manufacturing and Commercialization of Degrader Compounds containing Licensed Binders by the Parties (which instead shall be governed by the Definitive Degrader Agreement if executed by the Parties) or, subject to Section 3.4(b)(ii), any other Licensed Other Modality Compounds or Licensed Other Modality Products.

2.4Minutes.  The Parties shall alternate responsibility for preparing and circulating minutes of each meeting of the JSC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC.  Such minutes shall be effective only after such minutes have been approved by both Parties in writing.  Definitive minutes of all JSC meetings shall be finalized no later than [***] after the meeting to which the minutes pertain.

2.5Alliance Managers. Each of the Parties will appoint one representative who possesses a general understanding of Development issues to act as its alliance manager (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a primary point of contact between the Parties to assure a successful relationship between the Parties. The Alliance Managers will attend all meetings of the JSC and support the co-chairpersons of the JSC in the discharge of their responsibilities. An Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager. Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JSC. Each Alliance Manager also will:

(a)provide a single point of communication both internally within the Parties’ respective organizations and between the Parties, including during such time as the JSC is no longer constituted;

(b)plan and coordinate any cooperative efforts under this Agreement, if any, and internal and external communications;

(c)take responsibility for ensuring that JSC activities, such as the conduct of required JSC meetings, occur as set forth in this Agreement and that relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed; and

(d)be the point of first referral in all matters of conflict resolution.

3.RESEARCH PROGRAM

3.1Research Program.

(a)During the Research Term, the Parties will collaborate in carrying out a research program with respect to each Designated Target hereunder to discover, research and preclinically Develop Licensed Collaboration Compounds until achievement of the DC Criteria for such Designated Target (collectively, the “Research Program”). The Research Program will be carried out in accordance with the Research Plans. Schrödinger will have primary responsibility for the day-to-day implementation of the Research Program, and, in addition to the Working Groups, the Parties may mutually agree for BMS to perform certain aspects of the Research Program in accordance with the Research Plans.  The objective of the Research Program will be for Schrödinger to deliver one (1) Licensed Collaboration Compound for each Designated Target that achieves the DC Criteria for such Designated Target for BMS to advance into additional preclinical Development, human Clinical Trials and ultimately Commercialize as Licensed Collaboration Product(s).

(b)The Research Program will be conducted by each Party in good scientific manner, and in compliance with applicable good laboratory practices and with Applicable Law, to attempt to achieve the objectives of the Research Program. Each Party will comply with all Applicable Law in the performance of work under this Agreement. Each Party shall use reasonable efforts to ensure that its Affiliates and Third Party contractors (as applicable) perform any activities under the Research Program in good scientific manner and in compliance in all material respects with the requirements of Applicable Law.

(c)Each Party will maintain laboratories, offices and all other facilities at its own cost and expense and risk necessary to carry out its responsibilities under the Research Program pursuant to the Research Plans. Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising relating to the Research Program.  BMS and Schrödinger will cooperate with each other in carrying out the Research Program in accordance with the Research Plans.

3.2Research Term.

(a)The Research Program will be carried out during the period commencing on the Effective Date and ending on the earlier of (i) four (4) years after the Effective Date and (ii) the date of delivery by Schrödinger of one (1) DC Candidate for each Designated Target for a total of five (5) DC Candidates, unless (in each case) this Agreement (in its entirety or with respect to a Collaboration Target or Designated Target) is terminated in accordance with Article 13, in which case [***], Schrödinger may elect, in its sole discretion, to provide written notice to BMS to extend the Research Term for such Designated Target for an additional period of time that [***], and (B) the Parties may mutually agree to extend the Research Term for up to one (1) additional one (1)-year period (such period, as may be extended pursuant to this Section 3.2(a), being the “Research Term”).

(b)For an extension of the Research Term for a given Designated Target, subject to Section 3.3, Schrödinger will prepare in consultation with BMS, and the JSC will review, revise and approve in accordance with Section 2.1, an update to the applicable Research Plan(s) for such Designated Target to identify the remaining activities under the Research Plan to deliver a DC Candidate for such Designated Target and the projected timelines for completion of such activities.

3.3Research Plan.

(a)The Research Program with respect to each Designated Target will be carried out in accordance with a written research plan (the “Research Plan”). The purpose of the Research Plan is to detail the responsibilities and activities of Schrödinger, and, to the extent mutually agreed by the Parties, BMS, with respect to carrying out the Research Program. The Research Plan for each Designated Target [***] for such Designated Target that will be the subject matter of the Research Plan, a description of the specific activities to be performed by Schrödinger, and, if applicable, BMS, in support of the Research Program, the Primary Activity, the LO Criteria,

the DC Criteria, the Therapeutic Area, and the projected timelines for completion of the Parties’ activities, and, as applicable, provisions for the supply of Licensed Collaboration Compounds by Schrödinger to BMS in accordance with Section 3.11, in each case for such Designated Target.

(b)The initial Research Plans for each Initial Collaboration Target are attached hereto as Exhibit B.

(c)The Parties acknowledge and agree that the Research Plan for the Initial Collaboration Target known as [***].

(d)[***].

(e)Each Research Plan will be reviewed by the JSC at least on a [***] basis and may be updated and amended from time to time, as the JSC determines, provided that if the JSC cannot reach agreement on any update or amendment, [***] shall have final decision making authority subject to Section 2.1(e).

3.4Collaboration Targets.

(a)Initial Collaboration Targets. Exhibit A identifies the initial Targets agreed by the Parties as of the Effective Date for the Research Program (the “Initial Collaboration Targets”).

(b)Reserved Targets.

(i)Exhibit D identifies the list of Targets that are reserved by the Parties as of the Effective Date to be Reserved Targets for the Research Program (as such list is updated from time to time in accordance with this Section 3.4(b)(i), the “Reserved Target List”).  During the Substitution Period, the Parties may add additional Targets to or remove Targets from the Reserved Target List as mutually agreed by the Parties; provided that unless the Parties otherwise agree, (a) the Reserved Target List may contain no more than [***] at any given time; and (b) the Reserved Target List may contain no more than four (4) Targets in the aggregate at any given time.  Any addition or removal of a Target from the Reserved Target List that is mutually agreed by the Parties will be recorded in the minutes of the JSC and will not require a separate amendment to this Agreement.  Notwithstanding the foregoing, [***]. For clarity, (A) any Reserved Target that is removed from the Reserved Target List during the Substitution Period will no longer be a Reserved Target or a Collaboration Target effective upon the date that the Parties mutually agree to remove such Reserved Target, (B) all Reserved Targets that do not become Designated Targets will be released from the Reserved Target List and no longer be Reserved Targets or Collaboration Targets effective upon the earliest of (1) the end of the Substitution Period, (2) the date of its removal from the Reserved Target List, and (3) the expiration or termination of the Research Term, and (C) effective as of the date that the clause (A) or (B) applies with respect to a given Reserved Target, (x) the license grants in Sections 7.1(a) and 7.3 and (y) the exclusivity in Article 11, in each case ((x)-(y)) shall terminate with respect to such Reserved Target.

(ii)During the Substitution Period, the Parties acknowledge and agree that Schrödinger shall be entitled, at its election and at its sole cost and expense, to conduct or,

subject to Section 3.12, have conducted by a Third Party under and in furtherance of this Agreement in silico, in vitro and in vivo discovery and research activities (1) to validate any Reserved Target(s), and (2) [***] (collectively, “Permitted Reserved Target Activities”).  In the event that Schrödinger elects to conduct any Permitted Reserved Target Activities, then Schrödinger shall provide to BMS (via the JSC) periodic updates regarding the Permitted Reserved Target Activities.

(c)Substitute Targets.

(i)During the Substitution Period, BMS (through the JSC) shall have the right to substitute and replace each Designated Target with a Reserved Target (such new Target, a “Substitute Target”); provided that (A) such right may be exercised no more than [***] with respect to any given [***] Target or [***] Target, (B) subject to Section [***] and Section [***], such right may be exercised (1) no more than [***] with respect to a [***] Target if such [***] Target is [***] or (2) no more than [***] with respect to a [***] Target if [***], and (3) unless the Parties otherwise mutually agree, a given Designated Target that is an Oncology Target, Neurology Target or Immunology Target may only be substituted for a Reserved Target that is also designated as an Oncology Target, Neurology Target or Immunology Target (e.g., a Designated Target that is an Oncology Target can only be substituted for a Reserved Target that is designated as an Oncology Target). Any such replacement of a Designated Target must be based on one of the following reasons: [***].

(ii)In the case where a Party desires to replace an existing Designated Target with a Reserved Target, such Party shall provide written notice to the other Party, through the JSC, of (1) the Designated Target that such Party wishes to replace, (2) such Party’s basis (and providing technical/scientific supporting information) for wanting to replace such Designated Target, and (3) the identity of the Reserved Target that such Party proposes to become the Substitute Target.  Within [***] after the date of such written notice, the JSC shall meet, consider and discuss in good faith the potential replacement of the Designated Target with the Reserved Target.  If BMS determines that such Reserved Target should become a Substitute Target, then Schrödinger in consultation with BMS will prepare an initial draft of a Research Plan for such Reserved Target for review, revision and approval by the JSC, with the Research Plan expected to be similar in scope an effort as specified for each of the initial projects under the initial Research Plan, and such Reserved Target will become a “Substitute Target” and a “Designated Target,” in accordance with the procedure and at the time set forth in Section 3.3(d) and from and after the date on which the new Research Plan (including the Primary Activity, LO Criteria, LO Timeline and DC Criteria) for such new Designated Target is approved by the JSC hereunder, the replaced Designated Target shall cease to be a Designated Target and shall become a Terminated Target.

(iii)In the case where BMS decides to substitute the Initial Collaboration Target [***].

3.5LO Criteria.

(a)With respect to each Designated Target, (i) within [***] after the Effective Date for the Initial Collaboration Targets SOS1 and HIF 2α, (ii) within [***] after the Effective Date for each other Initial Collaboration Target, and (b) within [***] after the date of the JSC’s approval of a Research Plan for each Substitute Target, Schrödinger shall prepare in consultation with BMS for review, revision and approval of the JSC an update to the applicable Research Plan that sets forth the proposed LO Criteria with respect to such Designated Target and the proposed estimated timeline for achieving such LO Criteria (the “LO Timeline”).

(b)With respect to each Designated Target, Schrödinger shall promptly provide a written report to the JSC when Schrödinger determines that a Licensed Collaboration Compound for such Designated Target has achieved the applicable LO Criteria for such Designated Target, and shall provide to the JSC [***] data and Information in support thereof that is reasonably necessary for the JSC to confirm that such Licensed Collaboration Compound for such Designated Target has achieved the applicable LO Criteria for such Designated Target.  The JSC shall promptly (and in any event within [***] after the date of Schrödinger’s disclosure) discuss and evaluate such report and such data and Information to determine whether or not the applicable Licensed Collaboration Compound has achieved the LO Criteria for such Designated Target and shall provide prompt written notice of such determination to each of Schrödinger and BMS. If the JSC determines that such Licensed Collaboration Compound satisfies the LO Criteria, then the Substitution Period for such Designated Target will expire.  In the event that the JSC does not agree on whether such Licensed Collaboration Compound satisfies the LO Criteria after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. If the Executive Officers are unable to resolve the matter within [***], or such other longer time the Executive Officers may otherwise agree upon, after the matter is referred to them, then the matter shall be referred to the R&D Expert in accordance with Section 16.3. Any determination that a Licensed Collaboration Compound satisfies the LO Criteria for a Designated Target by the JSC, or by the R&D Expert in accordance with Section 16.3, will be recorded in the minutes of the JSC.

3.6DC Criteria.

(a)On a Designated Target-by-Designated Target basis, each Research Plan shall include the DC Criteria with respect to such Designated Target. The DC Criteria for any Substitute Target [***] shall be consistent in nature and scope with the DC Criteria for the Initial Collaboration Targets with respect to the activities to be performed and results to be achieved, recognizing that changes may be required to reflect differences between the DC Criteria for an Initial Collaboration Target and the Substitute Target as well as with respect to the applicable Indications to which the Initial Collaboration Target and the Substitute Target [***] relate. In the event that the JSC does not agree on DC Criteria for any Substitute Target [***] after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. If the Executive Officers are unable to resolve the matter within [***], or such other longer time the Executive Officers may otherwise agree upon, after the matter is referred to them, then the matter shall be referred to the R&D Expert in accordance with Section 16.3.

(b)On a Designated Target-by-Designated Target basis, Schrödinger shall promptly provide a written report to the JSC when Schrödinger determines that a Licensed Collaboration Compound for such Designated Target has achieved the DC Criteria, and shall provide to the JSC (i) [***] data and other Information in support thereof that is reasonably necessary for the JSC to confirm that such Licensed Collaboration Compound for such Designated

Target has achieved the applicable DC Criteria for such Designated Target or that supports the clinical Development of such Licensed Collaboration Compound for such Designated Target, (ii) [***], and (iii) a summary of all Product Specific Patents, Collaboration In-Licenses and any other material intellectual property matters [***].

(c)The JSC shall promptly (and in any event within [***] after the date of Schrödinger’s disclosure) discuss and evaluate such report and such data and Information to determine whether or not the applicable Licensed Collaboration Compound has achieved the DC Criteria for such Designated Target and shall provide prompt written notice of such determination to each of Schrödinger and BMS. If the JSC determines that such Licensed Collaboration Compound satisfies the DC Criteria for such Designated Target, then (i) such Licensed Collaboration Compound will be a DC Candidate for such Designated Target and (ii) BMS shall pay the DC Candidate payment in accordance with Section 8.2(a).  In the event that the JSC does not agree on whether such Licensed Collaboration Compound satisfies the DC Criteria for such Designated Target, then such dispute with respect to whether a Licensed Collaboration Compound has achieved the DC Criteria shall be submitted for resolution by an R&D Expert in accordance with Section 16.3. Notwithstanding the foregoing, BMS may determine, in its sole discretion, that a Licensed Collaboration Compound that satisfies some but not all of the DC Criteria for a Designated Target will be selected by BMS as a DC Candidate for such Designated Target.  Any determination that a Licensed Collaboration Compound satisfies the DC Criteria for a Designated Target by the JSC, or by the R&D Expert in accordance with Section 16.3, or selection of a Licensed Collaboration Compound as a DC Candidate for a Designated Target by BMS pursuant to the preceding sentence, will be recorded in the minutes of the JSC.

3.7Research Program Costs and Expenses.  Subject to Section 2.1(d) and clause (C) in Section 2.1(e), (a) Schrödinger will be responsible for all costs and expenses incurred by or on behalf of Schrödinger under the Research Program and its participants in any Working Group, and (b) BMS will be responsible for all costs and expenses incurred by or on behalf of BMS under the Research Program and its participants in any Working Group.

3.8Research Program Records.

(a)Each Party will maintain, and cause its Affiliates and subcontractors to maintain, records of all work conducted in the performance of the Research Program and all results, data, inventions and developments made in the performance of the Research Program, which records will be complete and will be accurate in all material respects. Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

(b)In order to protect the Parties’ Patent rights under U.S. law in any patentable inventions conceived or reduced to practice during or as a result of the Research Program, each Party agrees to maintain a policy that requires its employees to record and maintain all data and information developed during the Research Program in such a manner as to enable the Parties to use such records to establish the earliest date of invention or diligence to reduction to practice. At a minimum, the policy shall require such individuals to record all patentable inventions generated by them in standard laboratory notebooks (paper or electronic) or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

3.9Disclosure of Results of Research Program. Each Party will furnish to the JSC, at each JSC meeting, to the extent applicable to such Party, an update on such Party’s progress under the Research Plan for each Designated Target and any Permitted Reserved Target Activities during the relevant [***], including a summary of any material results and data generated by such Party under such Research Plan or for such Permitted Reserved Target Activities.  Such Party will provide the JSC with such other results, data and other Information with respect to the activities under the Research Plan as any member of the JSC may reasonably request that are in such Party’s possession or control and are reasonably necessary or useful for the JSC to perform its responsibilities under Section 2.1(c) or for either Party to exercise its rights under this Agreement; provided that Schrödinger will not be required to transfer any results, data or other Information relating to the Schrödinger Platform, Schrödinger Platform Inventions, any Licensed Other Modality Compounds or Licensed Other Modality Products or the exploitation of any of the foregoing.

3.10Research Efforts. Schrödinger shall perform its responsibilities under the Research Plan and shall use Commercially Reasonable Efforts to do so in accordance with the timelines set forth therein and to achieve the objectives of the Research Program hereunder (including delivery of one (1) DC Candidate for each Designated Target). BMS shall use Commercially Reasonable Efforts to perform its responsibilities under the Research Plans in accordance with the timelines set forth therein and to achieve the objectives of the Research Program hereunder. If, notwithstanding a Party’s use of Commercially Reasonable Efforts, such Party fails to perform or complete activities under the Research Program due to scientific or technical factors, such Party shall not be deemed to be in breach of this Agreement solely as a result of such failure. The Parties acknowledge and agree that (a) certain activities under the Research Program are experimental in nature and as such, nothing in this Agreement shall be construed as a guarantee or warranty by Schrödinger that, notwithstanding Schrödinger’s use of Commercially Reasonable Efforts, Schrödinger will be able to deliver a DC Candidate for any Designated Target or that the Materials, Information or other results produced in connection therewith will meet the objectives of the Research Program and (b) that Schrödinger shall not be in breach of its obligations under this Section 3.10 to the extent, notwithstanding Schrödinger’s use of Commercially Reasonable Efforts, Schrödinger is not able to perform its responsibilities under a Research Plan because of scientific infeasibility or impossibility.

3.11Information and Materials Transfer.

(a)In order to facilitate the activities under the Research Program, either Party may, at its election (or as required hereunder), provide to the other Party certain Materials for use by the other Party in furtherance of the Research Program (in which case the transfer of such Materials shall be specified in the Research Plan or the minutes of the JSC). All such Materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof that are made by the receiving Party and that include the Materials of the supplying Party, but excluding samples of Licensed Collaboration Compounds, and starting materials, intermediates and reagents for the synthesis of Licensed Collaboration Compounds, provided by Schrödinger to BMS under this Agreement), to the extent such Material is not generally available from a Third Party, shall be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its activities under the Research Program [***], and the receiving Party shall not transfer such Materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) to any Third Party unless expressly contemplated by this Agreement or upon the written consent of the supplying Party. For clarity, this Section 3.11(a) shall not restrict either Party from using Materials that are publicly available from a Third Party.

(b)In addition, as and to the extent set forth in the Research Plan for a given Designated Target or this Agreement, Schrödinger shall provide BMS with Schrödinger Materials for use by BMS in accordance with the terms and conditions of this Agreement (including the applicable Research Plan). BMS shall have the right to use such Schrödinger Materials for purposes of performing its activities under such Research Plan. Notwithstanding anything to the contrary, Schrödinger shall have no obligation to provide BMS with any Schrödinger Materials under this Agreement with respect to Licensed Binders, Licensed Other Modality Compounds or Licensed Other Modality Products that are not or do not contain Licensed Collaboration Compounds.

(c)Any Materials (including Schrödinger Materials) provided by a Party to the receiving party (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof, but excluding samples of Licensed Collaboration Compounds, and starting materials, intermediates and reagents for the synthesis of Licensed Collaboration Compounds, provided by Schrödinger to BMS under this Agreement) for use in the Research Program shall be used by the receiving party solely for purposes of conducting the Research Program in accordance with the applicable Research Plan and will be returned to the supplying Party (or destroyed as may be requested by the supplying Party in writing) promptly following the end of the Research Term or earlier upon request by the supplying Party. Neither Party shall, and shall not attempt to, and shall not permit any Affiliate of such Party or a Third Party to, or attempt to, identify or determine in any way the chemical, physical or structural characteristics or identity, fragmentation sequence or composition of any Materials (including Schrödinger Materials) provided by the other Party nor modify or make derivatives or analogs of any such Materials, including that it will not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of any such Materials, including analyzing such Materials by physical, chemical or biochemical means, except, in each case, as set forth in the Research Plan.  Except with respect to Licensed Collaboration Product Information, all Information to the extent directed to such Materials shall be Confidential Information of the supplying Party. The receiving Party agrees to use all such Materials (including Schrödinger Materials) with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE MATERIALS AND SCHRÖDINGER MATERIALS PROVIDED HEREUNDER ARE EXPERIMENTAL IN NATURE AND ARE PROVIDED “AS IS”.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SUPPLYING PARTY MAKES NO REPRESENTATIONS, EXTENDS NO IMPLIED WARRANTIES OF ANY KIND, AND EXPRESSLY DISCLAIMS ALL SUCH IMPLIED WARRANTIES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MATERIALS (INCLUDING SCHRÖDINGER MATERIALS) PROVIDED HEREUNDER.

[***].

(d)Subject to the second sentence of this Section 3.11(d), upon reasonable request by BMS during the Research Term or within [***] thereafter, Schrödinger shall, at no additional cost or expense to BMS, [***]. For clarity, Schrödinger’s obligations under this Section 3.11(d) do not apply with respect to the Permitted Reserved Target Activities, which shall be disclosed to the JSC pursuant to Section 3.9, unless and until the Reserved Target [***] to which such Permitted Reserved Target Activities relate becomes a Designated Target, Substitute Target [***].

(e)The Alliance Managers shall work in good faith to establish processes by which the Parties will coordinate with respect to the sharing of Information and Materials as contemplated pursuant to this Section 3.11, which such processes shall ensure that such requests are made and fulfilled in a manner to facilitate collaboration but that does not interfere with the efficient conduct of the activities required to be performed by either Party hereunder. Nothing in this Section 3.11 shall (A) modify BMS’ obligations of confidentiality under Article 12, or (B) expand the licenses or rights granted to BMS under this Agreement.

3.12Subcontracting. Subject to the oversight of the JSC, each Party may (sub)contract any of the work for which it is responsible in the performance of the Research Program. In the case of any (sub)contracting of Research Program activities by a Party to a Third Party, for any contract entered into after the Effective Date, such Third Party must have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Information that are consistent with the obligations under Article 12 of this Agreement; provided, that the term of such Third Party’s obligations regarding the use and disclosure of Information shall be as long as reasonably negotiated with such Third Party, but in any event no less than [***] after the date of expiration or earlier termination of the applicable subcontract agreement between the subcontracting Party and such Third Party. Each Party is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement in the same way and to the same extent as such Party.

3.13Animal Testing. In order to assure the appropriate care and use of animals used in the performance of its obligations under the Agreement (including pursuant to any Research Plan) by Schrödinger, Schrödinger acknowledges and agrees that any Person (including any Third Party contractor engaged by Schrödinger) performing any activities under this Agreement relating to projects or research involving animals shall be in compliance with the current Guide for the Care and Use of Laboratory Animals (Institute for Laboratory Animal Resources, National Research Council, National Academy of Sciences) (the “Animal Care Guidelines”) as the same may be updated or amended from time-to-time by the Association for Assessment and Accreditation of Laboratory Animal Care International.  Schrödinger shall provide BMS with written notice prior to performing any projects or research involving animals or prior to engaging any Third Party to perform projects or research involving animals pursuant to this Agreement (including pursuant to any Research Plan) in order to allow BMS to perform a reasonable assessment of Schrödinger’s or any such Third Party’s compliance with the Animal Care Guidelines with respect to the intended studies and animal species involved in any such project or research.  Such notice to BMS shall include the contact information of any Third Party contractor (if applicable) to be engaged by Schrödinger in connection with any such project or research involving animals.

4.DEVELOPMENT AND REGULATORY MATTERS

4.1Transfer.

(a)For a given Designated Target, Schrödinger will promptly (but no later than [***]) following the earlier of (i) the selection of a DC Candidate for such Designated Target pursuant to Section 3.6(c), and (ii) the end of the Research Term (for each Designated Target, the “Handoff”), transfer to BMS or its designated Affiliate a copy of [***] Schrödinger Know-How related to the DC Candidate and other Licensed Collaboration Compounds for such Designated Target in its possession or Control as of the Handoff, including any documentation (whether held in paper or electronic format) or similar removable media (including e-mails, documents, spreadsheets, copies of standard operating procedures or technical specifications); provided that (A) any documentation transferred electronically will be in an electronic format reasonably acceptable to BMS; and (B) Schrödinger will not be required to transfer any Information relating to the Schrödinger Platform or Schrödinger Platform Inventions, Licensed Binders, Licensed Other Modality Compounds or Licensed Other Modality Products, or the exploitation of any of the foregoing.

(b)For a given Designated Target, after the Handoff for such Designated Target, in the event that BMS or Schrödinger reasonably believes additional Schrödinger Know-How is necessary for the continued Development or Commercialization of the DC Candidate or Licensed Collaboration Compounds for such Designated Target, BMS may request such additional Schrödinger Know-How from Schrödinger.  BMS and Schrödinger will discuss in good faith and Schrödinger will transfer to BMS such additional Schrödinger Know-How in Schrödinger’s possession or Control, including any documentation (whether held in paper or electronic format) or similar removable media (including e-mails, documents, spreadsheets, copies of standard operating procedures or technical specifications); provided that (i) any documentation transferred electronically will be in an electronic format reasonably acceptable to BMS; and (ii) Schrödinger will not be required to transfer any Information relating to the Schrödinger Platform or Schrödinger Platform Inventions, Licensed Binders, Licensed Other Modality Compounds or Licensed Other Modality Products, or the exploitation of any of the foregoing.

(c)To assist with the transfer of Schrödinger Know-How under this Section 4.1 and BMS’ exploitation thereof in accordance with the terms of this Agreement, for [***] after the date of Handoff with respect to a given Designated Target (if any), Schrödinger [***].

(d)After the Handoff for a given Designated Target, if BMS reasonably believes that [***] Schrödinger Materials that were developed or used by or on behalf of Schrödinger or its Affiliates in connection with the Research Program are reasonably necessary or useful for the Development or Manufacturing of Licensed Collaboration Compounds or Licensed Collaboration Products by or on behalf of BMS, upon request by BMS, Schrödinger shall transfer to BMS such Schrödinger Materials to enable BMS to use such Schrödinger Materials in order to permit BMS to perform its Development or Manufacturing obligations under this Agreement.

(e)After the Handoff for a given Designated Target, upon reasonable request by BMS, Schrödinger shall deliver to BMS (at BMS’ cost and expense) or dispose of any animals in Schrödinger’s possession as of immediately prior to such Handoff.

(f)After the Handoff for a given Designated Target, Schrödinger shall, at no additional cost or expense to BMS, transfer to BMS, and shall cause its Third Party manufacturers (if applicable) to transfer to BMS, reasonable quantities of Licensed Collaboration Compounds and Licensed Collaboration Products in order to permit BMS to perform its Development or Manufacturing obligations under this Agreement.

4.2Development.

(a)Development Responsibilities. Except for the Parties’ respective responsibilities in the conduct of the Research Program, BMS shall have the sole right and responsibility for the Development (including having an Affiliate or Third Party Develop on its behalf) of DC Candidates, Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target in the Field in the Territory during the Term at its own cost and expense (including responsibility for all funding, resourcing and decision-making), including, subject to BMS’ compliance with its obligations under this Section 4.2(a), whether to advance DC Candidates, Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target into Development and to terminate this Agreement with respect to such Designated Target in accordance with Article 13.  From and after the Handoff for such Designated Target, BMS, by itself or through its Affiliates and Sublicensees, shall use Commercially Reasonable Efforts to Develop, and seek and obtain Regulatory Approval for, at least one Licensed Collaboration Product for such Designated Target in the Field in each of (i) the U.S., (ii) Japan and (iii) the European Union, [***].

(b)Development Records. For each Designated Target, BMS shall prepare and maintain and shall cause its Affiliates and Sublicensees to prepare and maintain records regarding the Development of DC Candidates, Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target in the Field in the Territory, which will records be complete and accurate in all material respects.

(c)Development and Commercialization Reports by BMS.

(i)For each Designated Target, BMS will furnish to the JSC, on a [***] basis, an update on BMS’ Development and regulatory efforts in the Major Markets for Licensed Collaboration Compounds and Licensed Collaboration Products for such Designated Target, including a summary of any material results and data generated by BMS and its Affiliates and Sublicensees in connection with such activities.

(ii)From and after the discontinuation of the JSC with respect to a given Designated Target pursuant to Section 2.2, on [***] basis, BMS shall provide to Schrödinger a summary report regarding (i) the status of Development and regulatory efforts in the Major Markets for Licensed Collaboration Compounds and Licensed Collaboration Products for such Designated Target, and (ii) the Commercialization activities for Licensed Collaboration Products for such Designated Target performed by BMS and its Affiliates and Sublicensees in the Major Markets, in each case (i) and (ii) conducted since the prior report by BMS.

(d)Companion Diagnostics. For each Designated Target, as between the Parties, BMS shall have the sole right to Exploit Companion Diagnostics for Licensed

Collaboration Compounds or Licensed Collaboration Products for such Designated Target in the Field in the Territory at its sole cost and expense (including having an Affiliate or Third Party Develop on its behalf).  BMS shall not Develop any Licensed Collaboration Compounds or Licensed Collaboration Products as a stand-alone diagnostic product except as a Companion Diagnostic.

4.3Regulatory Matters. For each Designated Target, except with respect to Schrödinger’s responsibilities under the Research Plan for such Designated Target, BMS shall, at its sole cost and expense, have sole responsibility and decision making authority with respect to regulatory matters for DC Candidates, Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target, including the content of any regulatory filing or dossier, pharmacovigilance reporting, labeling, safety, and the decision to file or withdraw any MAA or to cease or suspend any Clinical Trial for Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target. BMS shall have sole responsibility for preparing and submitting all Regulatory Materials for Licensed Collaboration Compounds and Licensed Collaboration Products for such Designated Target in the Field in the Territory, including preparing, submitting and holding all INDs and MAAs for Licensed Collaboration Products for such Designated Target. Schrödinger shall reasonably cooperate with BMS and provide to BMS [***] Schrödinger Know-How, in each case as may be reasonably requested by BMS and necessary or reasonably useful for BMS, in order to prepare or support any Regulatory Materials for Licensed Products in the Field in the Territory and interactions with any Regulatory Authority in connection with Development or Regulatory Approval of Licensed Collaboration Products for such Designated Target. BMS will own all Regulatory Materials for Licensed Collaboration Products for such Designated Target and all such Regulatory Materials shall be submitted in the name of BMS (or its Affiliate or Sublicensee, as applicable).

4.4Notice of Regulatory Action. For each Designated Target, if any Regulatory Authority takes or gives notice to a Party of its intent to take any regulatory action with respect to any activity of such Party related to the Research Program, then such Party shall promptly notify the other Party through the JSC of such contact, inspection or notice or action. To the extent applicable, Schrödinger shall be responsible for preparing draft responses to any such regulatory action that relates to any activity of Schrödinger related to the Research Program and to provide such draft responses to BMS through the JSC. The JSC (and BMS) shall review and comment on any such responses to Regulatory Authorities that pertain to the Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target; provided, that BMS shall have the final decision making authority with respect to such responses to the extent relating to the Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target.

4.5No Use of Debarred Person. During the Term, each Party agrees that it will not use any employee or consultant that is debarred by any Regulatory Authority or, to the best of such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. If a Party learns that any employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, such Party will promptly notify the other Party and will prohibit such employee or consultant from performing on its behalf under this Agreement.

4.6Standards of Conduct. For each Designated Target, BMS shall perform, and shall use Commercially Reasonable Efforts to ensure that its Affiliates, Sublicensees and Third Party contractors perform, its Development, Manufacturing and Commercialization activities with respect to Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target in good scientific manner, and in compliance with applicable good laboratory practices and with Applicable Law in the performance of work under this Agreement.

5.COMMERCIALIZATION

5.1Commercialization of Licensed Products. For each Designated Target, BMS shall have the sole right and responsibility for the Commercialization of Licensed Collaboration Products for such Designated Target in the Field in the Territory at its sole cost and expense (including having an Affiliate or Third Party Commercialize on its behalf). With respect to each Designated Target for which Schrödinger has delivered a DC Candidate, BMS will use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Collaboration Product for such Designated Target in each of the Major Markets for which BMS receives Regulatory Approval for a Licensed Collaboration Product.

5.2Decision-Making Authority. For each Designated Target, BMS shall have the sole decision-making authority for the operations and Commercialization strategies and decisions, including funding and resourcing, related to the Commercialization of Licensed Collaboration Products for such Designated Target.

5.3Companion Diagnostics. For each Designated Target, as between the Parties, BMS shall have the sole right to Commercialize Companion Diagnostics for Licensed Collaboration Products for such Designated Target in the Field in the Territory at its sole cost and expense (including having an Affiliate or Third Party Commercialize on its behalf).  BMS shall not commercialize any Licensed Collaboration Compounds or Licensed Collaboration Products as a stand-alone diagnostic product except as a Companion Diagnostic.

6.MANUFACTURING

Except as necessary for the conduct of the Research Plan, which shall be Schrödinger’s responsibility, for a given Designated Target, BMS shall, at its cost and expense, have the exclusive right and shall be solely responsible for the Manufacture (including having a Third Party Manufacture on its behalf) of all Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target (including all such Manufacturing for use in Clinical Trials and for Commercialization), including all activities related to developing the process, analytics and formulation for the Manufacture of clinical and commercial quantities of Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target, the production, Manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Licensed Collaboration Compounds or Licensed Collaboration Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial Manufacture, stability, in-process and release testing, quality assurance and quality control.

7.GRANT OF RIGHTS AND LICENSES

7.1Licenses to BMS.

(a)Subject to the terms and conditions of this Agreement, during the Term with respect to each Designated Target and, during the Substitution Period with respect to each Reserved Target for so long as such Reserved Target is a Collaboration Target, Schrödinger hereby grants to BMS an exclusive (even as to Schrödinger) license, with the right to grant sublicenses through multiple tiers of Sublicensees as provided in Section 7.2, under the Schrödinger Technology and Product Specific Patents, to clinically Develop, Manufacture, have Manufactured, use, sell, offer for sale, export and import (including the exclusive right to Develop, have Developed, Commercialize and have Commercialized) and otherwise Exploit Licensed Compounds and Licensed Products for such Designated Target or Collaboration Target (as applicable) in the Field in the Territory. BMS’ rights under this Section 7.1 include the right to modify, enhance or improve Licensed Collaboration Compounds or Licensed Collaboration Products for a given Designated Target, provided that any such modifications, enhancements or improvements will be classified as Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target and subject to the terms and conditions of this Agreement.

(b)[***].

7.2Sublicensing by BMS. BMS shall have the right to sublicense any or all of the rights granted to it by Schrödinger under this Agreement [***]. In connection with any such sublicensing of Development or Commercialization rights, BMS may disclose and provide to such permitted Sublicensees any applicable Schrödinger Know-How or Schrödinger Materials in connection therewith. BMS shall ensure that each of its Sublicensees is bound by a written agreement that is consistent with the terms and conditions of, this Agreement. In addition, BMS shall be responsible for the performance of any of its Sublicensees that are exercising rights under a sublicense of the rights granted by Schrödinger to BMS under this Agreement, and the grant of any such sublicense shall not relieve BMS of its obligations under this Agreement, except to the extent they are satisfactorily performed by any such Sublicensee(s). Schrödinger shall have the right to proceed directly against BMS for any act or omission of any Sublicensee that is a breach of any of BMS’ obligations without any obligation to first proceed against such Sublicensee.  Each sublicense agreement with a Sublicensee shall be subject to the applicable terms and conditions of this Agreement.  Promptly following the execution of each sublicense agreement to a Third Party as provided in this Section 7.2, BMS shall provide Schrödinger with a written notice of each such sublicense identifying the Sublicensee after the execution thereof.

7.3Licenses to Schrödinger.

(a)Grant Back. Subject to the terms and conditions of this Agreement, during the Term, BMS hereby grants to Schrödinger a non-exclusive, sublicensable (solely to its Affiliates or subcontractors), worldwide, fully paid up, royalty-free license under (i) the Schrödinger Technology and Product Specific Patents licensed pursuant to Section 7.1 solely to conduct (A) the Research Program, (B) the Permitted Reserved Target Activities during the Research Term, (C) research and preclinical Development activities for any Collaboration Target, or (D) any activities under the Definitive Degrader Agreement (if any), and not for any other purpose and (ii)

the Schrödinger Technology licensed pursuant to Section 7.1 solely to conduct the Schrödinger Technology Services.

(b)Research Program License. Subject to the terms and conditions of this Agreement, BMS hereby grants to Schrödinger a limited, non-exclusive, sublicensable (solely to Affiliates or subcontractors), worldwide, fully paid-up, royalty-free license under the BMS Patents, BMS Sole Inventions and BMS’ interest in Joint Patents solely to conduct the Research Program, and not for any other purpose.

7.4No Other Rights. Except for the licenses and rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party. All rights with respect to Information, Patents or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.  Further, the licenses and other rights granted to BMS herein are subject to the rights retained by the counterparty to each Collaboration In-License, to the extent such agreements are applicable.

7.5Public Domain Information. Nothing in this Agreement shall prevent either Party or its Affiliates from using for any purpose any Information or Confidential Information that is in the public domain.

7.6Degrader Program.  The Parties intend to negotiate a separate agreement (the “Definitive Degrader Agreement”) pursuant to which Schrödinger will transfer Licensed Binders to BMS for one or more Designated Targets to use the Licensed Binders to research, develop and commercialize Degrader Compounds containing such Licensed Binders (the “Degrader Program”) and that will set forth the financial and other terms for Degrader Compounds containing Licensed Binders. The Parties will negotiate the Definitive Degrader Agreement in good faith for a period of [***] after the Effective Date. The Parties intend that the Definitive Degrader Agreement will be consistent with the terms and conditions attached hereto as Exhibit E and such other terms and conditions as the Parties may mutually agree. Notwithstanding anything to the contrary in this Agreement, (a) neither Party shall have any obligation to enter into the Definitive Degrader Agreement, and (b) Schrödinger shall have no obligation to provide any Licensed Binders to BMS unless and until the Parties enter into the Definitive Degrader Agreement.

7.7Software Exclusions.  Notwithstanding anything herein to the contrary, BMS acknowledges that Schrödinger and its Affiliates have certain Information, Patents or other intellectual property rights that consist of, or with respect to Patents claim, software, source code or object code related to the Schrödinger Platform or Schrödinger Platform Inventions. It is understood and agreed that (a) as between the Parties, Schrödinger or its Affiliates will perform any and all activities under this Agreement pertaining to the use of such software, source code or object code related to the Schrödinger Platform or Schrödinger Platform Inventions and (b) (i) no (sub)license is granted by Schrödinger or its Affiliates to BMS pursuant to this Agreement, (ii) under this Agreement, Schrödinger does not “Control” and (iii) BMS shall have no right under this Agreement to use or access, in each case (i)-(iii), any Information, Patents or other intellectual property rights that consist of, or with respect to Patents claim, software, source code or object code related to the Schrödinger Platform or Schrödinger Platform Inventions.

8.PAYMENTS

8.1Upfront Payment. BMS shall pay Schrödinger a signing payment of fifty-five million Dollars ($55,000,000) within [***] after the Effective Date. Such payment shall be noncreditable, nonrefundable and not subject to set off.

8.2DC Candidate Payment; Development Milestone Payments for Licensed Compounds or Licensed Products.

(a)For each Designated Target, BMS shall pay to Schrödinger a DC Candidate payment of [***] Dollars ($[***]) for the first DC Candidate for such Designated Target within [***] after such Licensed Collaboration Compound is classified as a DC Candidate in accordance with Section 3.6(c) (each, a “DC Payment”). The DC Payment set forth in this Section 8.2(a) [***]. For the avoidance of doubt, [***]. Each DC Payment will be [***].

(b)BMS shall pay to Schrödinger the milestone payments set forth in Table 1, Table 2 or Table 3 (each, a “Milestone Payment”) for each Designated Target that is an Oncology Target, Neurology Target or Immunology Target, respectively, within [***] after the first achievement of the specified milestone event by BMS, its Sublicensees or their Affiliates for a Licensed Collaboration Compound or Licensed Collaboration Product for a given Designated Target; provided that [***], and (ii) the payment amounts set forth in Table 1, Table 2 or Table 3, as applicable, shall be subject to Section 8.2(c). Such payments shall be noncreditable, nonrefundable and not subject to set off. BMS shall provide written notice to Schrödinger within [***] after the first achievement of the specified milestone event by BMS or its Affiliates and within [***] after the first achievement of the specified milestone event by its Sublicensees or their Affiliates.

Table 1: Oncology Targets

	Milestone (Per Licensed Collaboration Product for an Oncology Target)	Milestone Payment
1	[***]	[***]
		1st Indication	2nd Indication	3rd Indication
2	[***]	[***]	[***]	[***]
3	[***]	[***]	[***]	[***]
4	[***]	[***]	[***]	[***]
5	[***]	[***]	[***]	[***]
	Total	[***]	[***]	[***]
Total per Licensed Collaboration Product per Oncology Target: $[***] (excluding any DC Payment owed pursuant to Section 8.2(a))
Table 2: Neurology Targets
	Milestone (Per Licensed Collaboration Product for a Neurology Target)	Milestone Payment
1	[***]	[***]
		1st Indication	2nd Indication	3rd Indication
2	[***]	[***]	[***]	[***]
3	[***]	[***]	[***]	[***]
4	[***]	[***]	[***]	[***]
5	[***]	[***]	[***]	[***]
	Total	[***]	[***]	[***]
Total per Licensed Collaboration Product per Neurology Target: $[***] (excluding any DC Payment owed pursuant to Section 8.2(a))
Table 3: Immunology Targets
	Milestone (Per Licensed Collaboration Product for an Immunology Target)	Milestone Payment
1	[***]	[***]
		1st Indication	2nd Indication	3rd Indication
2	[***]	[***]	[***]	[***]
3	[***]	[***]	[***]	[***]
4	[***]	[***]	[***]	[***]
5	[***]	[***]	[***]	[***]
	Total	[***]	[***]	[***]

Total per Licensed Collaboration Product per Immunology Target: $[***] (excluding any DC Payment owed pursuant to Section 8.2(a))

(c)Subject to Section 8.2(b), the Milestone Payments shall be payable by BMS to Schrödinger for a given Designated Target upon achievement of the milestone event by a Licensed Collaboration Compound or Licensed Collaboration Product for such Designated Target (subject to the limitations in this Section 8.2(c)). [***].

(d)The term “[***]” as used herein means, with respect to a Licensed Collaboration Compound or Licensed Collaboration Product, [***]. For the avoidance of doubt:

[***].

8.3Sales Milestone Payments. With respect to each Designated Target:

(a)A milestone payment of [***] Dollars ($[***]) shall be payable by BMS to Schrödinger when the total Net Sales within a given Calendar Year of all Licensed Collaboration Product(s) for such Designated Target in the Territory by BMS, its Affiliates and Sublicensees first equals or exceeds [***] Dollars ($[***]).

(b)A milestone payment of [***] Dollars ($[***]) shall be payable by BMS to Schrödinger when the total Net Sales within a given Calendar Year of all Licensed Collaboration Product(s) for such Designated Target in the Territory by BMS, its Affiliates and Sublicensees first equals or exceeds [***] Dollars ($[***]).

(c)A milestone payment of [***] Dollars ($[***]) shall be payable by BMS to Schrödinger when the total Net Sales within a given Calendar Year of all Licensed Collaboration Product(s) for such Designated Target in the Territory by BMS, its Affiliates and Sublicensees first equals or exceeds [***] Dollars ($[***]).

The sales-based milestones set forth in clauses (a) through (c) above shall be payable only once for each Designated Target, and in any event shall not exceed two hundred twenty-five million Dollars ($225,000,000) in the aggregate for such Designated Target. Each sales-based milestone that becomes payable under this Section 8.3 shall be due within [***] following the end of the Calendar Year in which the Licensed Collaboration Product(s) for such Designated Target first reaches the applicable Net Sales threshold.  More than one of the sales-based milestone payments in this Section 8.3 may be payable for a given Designated Target based on the same Calendar Year Net Sales of the Licensed Collaboration Product(s) for such Designated Target. For example, if more than one sales-based milestone set forth in clauses (a) through (c) above for a given Designated Target is achieved in the same Calendar Year, then each corresponding sales-based milestone payment for such sales-based milestone events for such Designated Target shall be payable. Such sales-based milestone payments will be noncreditable, nonrefundable and not subject to set off.

8.4Royalty Payments to Schrödinger.

(a)General. Subject to the other provisions of this Article 8 and other provisions of this Agreement, in consideration of the licenses granted by Schrödinger to BMS hereunder, BMS shall pay to Schrödinger royalties based on the Net Sales of each Licensed Collaboration Product during the applicable Royalty Term for such Licensed Collaboration Product. The royalty payable with respect to each particular Licensed Collaboration Product shall be based on the level of total annual Net Sales of such Licensed Collaboration Product in the Territory in a given Calendar Year period by BMS, its Sublicensees and their Affiliates, with the royalty rate tiered based upon the level of such total annual Net Sales of such Licensed Collaboration Product in the Territory in such Calendar Year period. Royalties shall be calculated by multiplying the applicable royalty rates by the corresponding amount of the portion of Net Sales of the applicable Licensed Collaboration Product within each of the Net Sales tiers during such Calendar Year as set forth below.

(b)Royalty on Licensed Products. BMS will pay to Schrödinger a royalty on Net Sales of Licensed Collaboration Products, on a Licensed Collaboration Product-by-Licensed Collaboration Product and country-by-country basis, by BMS, its Sublicensees and their Affiliates in the Territory based on the Net Sales tiers and royalty rates as set forth in the table below (the “Base Royalty Rate”) (subject to any offsets or reductions set forth below in this Section 8.4).

Table 4

For Oncology Targets
Base Royalty Rate	Portion of Total Annual Net Sales in the Territory (Determined Separately for Each Licensed Collaboration Product)
[***]%	Less than $[***];
[***]%	Equal to and greater than $[***] and less than $[***];
[***]%	Equal to and greater than $[***] and less than $[***];
[***]%	Equal to and greater than $[***];

For Neurology Targets or Immunology Targets
Base Royalty Rate	Portion of Total Annual Net Sales in the Territory (Determined Separately for Each Licensed Collaboration Product)
[***]%	Less than $[***];
[***]%	Equal to and greater than $[***] and less than $[***];
[***]%	Equal to and greater than $[***];

For clarity, the Net Sales thresholds in the tables above shall be determined on a Licensed Collaboration Product-by-Licensed Collaboration Product basis. By way of example, if the total annual Net Sales of a Licensed Collaboration Product for an Oncology Target in the Territory in a particular Calendar Year are $[***], the amount of royalties payable hereunder shall be calculated as follows (subject to any applicable reductions under this Section 8.4): [***].

(c)Notwithstanding the foregoing and subject to Section 8.4(h), on a Licensed Collaboration Product-by-Licensed Collaboration Product and country-by-country basis, during any part of the Royalty Term for which the condition in clause (b) of Royalty Term is met, with respect to such Licensed Collaboration Product in such country, for the remaining part of the Royalty Term, the Base Royalty Rate as applied to the sale of such Licensed Collaboration Product in each such country shall be reduced by [***] percent ([***]%) (i.e., the Base Royalty Rate shall be [***] the rates set forth above in Table 4 above).

(d)Subject to Section 8.4(h), on a Licensed Collaboration Product-by-Licensed Collaboration Product and country-by-country basis, if during any Calendar Quarter during the Royalty Term for a Licensed Collaboration Product there are one or more Generic Products or Biosimilar Products, as applicable, being sold in a country with respect to such Licensed Collaboration Product, then the Base Royalty Rate payable under this Agreement with respect to such Licensed Collaboration Product in such country for such Calendar Quarter and subsequent Calendar Quarters during the Royalty Term shall be reduced as follows:

[***].

Market share shall be based on the aggregate market in such country of such Licensed Collaboration Product and the Generic Product(s) or Biosimilar Product(s), as applicable (based on the number of units of such Licensed Collaboration Product and such Generic Product(s) or Biosimilar Product(s), as applicable in the aggregate sold in such country, as reported by a well-known reporting service agreed between the Parties acting reasonably (e.g., [***])).

(e)Third Party Payments.

(i)Schrödinger shall bear all Third Party license payments, milestones, royalties and other payments owed with respect to a Licensed Collaboration Compound or Licensed Collaboration Product (including payments with respect to methods of making, using, selling, or identifying such Licensed Collaboration Compound and Licensed Collaboration Product) involving (A) intellectual property (including Patents) that is licensed or otherwise Controlled by Schrödinger as of the Effective Date [***].

(ii)If, after the Effective Date and during the Term, Schrödinger acquires from a Third Party rights to Patents or other intellectual property that is necessary or reasonably useful to research, discover, Develop, make, have made, Manufacture, use, sell, offer for sale, import, export or otherwise Commercialize a Licensed Collaboration Compound or Licensed Collaboration Product in the Field in the Territory (“Future In-Licensed IP”), the following shall apply:

A.[***].

B.If any Future In-Licensed IP [***] may be included within the Schrödinger Technology or Product Specific Patents, then Schrödinger shall disclose the terms and conditions of the agreement under which such Future In-Licensed IP was acquired (subject to applicable confidentiality obligations and reasonable redaction of provisions that do not relate to the use of intellectual property in-licensed thereunder) (such agreement, a “Schrödinger New In-License”), to enable BMS to evaluate and elect, in its sole discretion, whether or not to include such Future In-Licensed IP within the Schrödinger Technology or Product Specific Patents, as applicable. If BMS so elects to include such Future In-Licensed IP as Schrödinger Technology or Product Specific Patents, as applicable, then (A) such Schrödinger New In-License shall become a “Collaboration In-License”, (B) Future In-Licensed IP in-licensed under such Schrödinger In-License will be deemed “Controlled” by Schrödinger or its Affiliates for purposes of this Agreement and will be included in the Schrödinger Technology or Product Specific Patents, as applicable, (C) BMS shall be responsible for payments that become due under such Collaboration In-License with respect to the Development, Manufacturing and Commercialization of a Licensed Collaboration Compound or Licensed Collaboration Product by BMS, its Sublicensees and its and their Affiliates, [***], (D) BMS agrees to comply with any obligations under such Collaboration In-License that apply to BMS, including any obligation to make such payments. If BMS does not elect to include such Future In-Licensed IP, then (1) Schrödinger may use such Future In-Licensed IP in the course of performing any Research Plan activities, unless the use of such Future In-Licensed IP by Schrödinger would make it necessary or useful for BMS to take a sublicense under such Schrödinger In-License in order for BMS or its Affiliates to Exploit a Licensed Collaboration Compound or Licensed Collaboration for a Designated Target, (2) such Schrödinger New In-License shall not become a Collaboration In-License hereunder, (3) such Future In-Licensed IP shall not be deemed “Controlled” by Schrödinger or its Affiliates for purposes of this Agreement and will be excluded from Schrödinger Technology or Product Specific Patents, and (4) BMS shall have no right or license under any rights granted under such Schrödinger New In-License. Schrödinger shall provide BMS with a reasonably detailed invoice for any payments to be made by BMS pursuant to this Section 8.4(e)(ii)B under any Collaboration In-License, and BMS shall pay the undisputed portion of such invoices to Schrödinger within [***] of receipt thereof; provided that [***].

C.If, on a Licensed Collaboration Product-by-Licensed Collaboration Product and country-by-country basis, BMS deems it necessary to obtain a license or other right from any Third Party under any Patent or other intellectual property in order to Develop, Manufacture or Commercialize any given Licensed Collaboration Compound or Licensed Collaboration Product, BMS shall have the right to enter into such licenses or other agreement with such Third Party with respect to such Patent or other intellectual property. BMS may deduct up to [***] percent ([***]%) of the amount of [***] actually paid by BMS or its Affiliates or its or their Sublicensees [***] to such Third Party on account of such license or other agreement [***], that are attributable to the Development, Manufacture or Commercialization of such Licensed Collaboration Compound or Licensed Collaboration Product in such country, from royalties otherwise due and payable by BMS to Schrödinger under this Agreement in a Calendar Quarter, subject to Section 8.4(h); provided that [***].

(f)One Royalty. For clarity, only one royalty shall be due to Schrödinger with respect to the same unit of Licensed Collaboration Product.

(g)Royalty Term. Royalties payable by BMS to Schrödinger under Section 8.4 shall be paid on a Licensed Collaboration Product-by-Licensed Collaboration Product and country-by-country basis for the duration of the Royalty Term for such Licensed Collaboration Product in such country. For clarity, BMS shall not owe royalties on any Licensed Collaboration Product sold in a country after expiration of the Royalty Term for such Licensed Collaboration Product in such country. Upon the expiration of the Royalty Term with respect to a Licensed Collaboration Product in a country, BMS shall have a fully-paid-up perpetual license under Section 7.1 for the making, using, selling, offering for sale and importing of such Licensed Collaboration Product in such country. [***].

(h)Royalty Floor. Notwithstanding the foregoing, in no event shall the royalties payable to Schrödinger pursuant to Section 8.4(b) during the Royalty Term for a Licensed Collaboration Product in a country in any given Calendar Quarter be reduced to less than [***] percent ([***]%) of the amounts payable by BMS for such Licensed Collaboration Product (the “Royalty Floor”).  [***].

8.5Royalty Payments and Reports. All amounts payable to Schrödinger pursuant to Section 8.4 shall be paid in Dollars within [***] after the end of the Calendar Quarter in which the applicable Net Sales were recorded. Each payment of royalties shall be accompanied by a royalty report providing a statement, on a Licensed Collaboration Product-by-Licensed Collaboration Product and country-by-country basis, of: (a) the amount of Net Sales of Licensed Collaboration Products in the Territory during the applicable Calendar Quarter calculated in Dollars, (b) a calculation of the amount of royalty payment due in Dollars on such Net Sales for such Calendar Quarter, (c) the amount of withholding taxes, if any, required by Applicable Law to be deducted with respect to such royalties, calculated in Dollars, and (d) with respect to calculations applicable to countries outside of the United States, the exchange rate used to calculate the foregoing amounts ((a)-(c)).

8.6Payment Method. All payments due under this Agreement to Schrödinger shall be made by electronic funds transfer in immediately available funds to an account designated by Schrödinger. All payments hereunder shall be made in Dollars.

8.7Taxes.Schrödinger will pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld with respect to any payments by BMS to Schrödinger under this Agreement, BMS will: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Schrödinger on a timely basis following that tax payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Schrödinger. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

8.8Foreign Exchange. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with BMS’ normal practices used to prepare its audited financial statements for internal and external reporting purposes.

8.9Records. BMS shall keep, and shall cause its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a [***] period in accordance with Section 8.10 below.

8.10Inspection of BMS Records. Upon reasonable prior notice, BMS shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to BMS), appointed by Schrödinger and reasonably acceptable to BMS, to inspect the audited financial records of BMS to the extent relating to payments to Schrödinger; provided, that such inspection shall not occur more often than [***], unless a material error is discovered as part of such inspection in which case Schrödinger shall have the right to conduct a more thorough inspection for such period. Any inspection conducted under this Section 8.10 shall be at the cost and expense of Schrödinger, unless such inspection reveals any underpayment of the royalties due hereunder for the audited period by at least [***] percent ([***]%), in which case the full costs of such inspection for such period shall be borne by BMS. Any underpayment shall be paid by BMS to Schrödinger within [***] with interest on the underpayment at the rate specified in Section 8.11 from the date such payment was originally due, and any overpayment shall be credited against future amounts due by BMS to Schrödinger.

8.11Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) [***] above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.

8.12Payments to or Reports by Affiliates. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

8.13No Payments for Degrader Compounds.  For the avoidance of doubt, no payments shall be payable by BMS under this Article 8 with respect to the development or commercialization of Degrader Compounds or in connection with the Degrader Program.

8.14Inventor Compensation.  Schrödinger shall be responsible for and shall bear all costs associated with any Inventor Compensation for any employees of Schrödinger or any of its Affiliates (or of any Third Party contractors of Schrödinger or any of its Affiliates), whether employed at any time prior to the Effective Date or during the Term of the Agreement.  In addition, as between the Parties, Schrödinger shall be responsible for and shall bear all costs associated with any Inventor Compensation for any other developers or inventors of the Schrödinger Technology or Product Specific Patents developed or invented as of the Effective Date.  “Inventor

Compensation” means any compensation that is or may in the future become payable for or based upon the use or Exploitation of the Schrödinger Technology, Product Specific Patents, Licensed Collaboration Compounds or Licensed Collaboration Products, including the use and Exploitation of Schrödinger Technology, Product Specific Patents, Licensed Collaboration Compounds or Licensed Collaboration Products by or on behalf of BMS pursuant to this Agreement.

8.15Companion Diagnostics. Notwithstanding any terms to the contrary in this Article 8, the milestones and royalties in this Article 8 shall not apply with respect to the development or commercialization of Companion Diagnostics developed by or on behalf BMS. In the event that BMS develops any Companion Diagnostic, the Parties will negotiate in good faith appropriate economic terms, if any, that would be applicable to such Companion Diagnostic consistent with industry practices and taking into consideration the benefits Schrödinger would derive from such Companion Diagnostic through the Development and Commercialization of Licensed Collaboration Compounds or Licensed Collaboration Products by or on behalf of BMS or its Affiliates or its or their Sublicensees pursuant to this Agreement.

9.OWNERSHIP OF INVENTIONS, PATENT PROSECUTION AND ENFORCEMENT

9.1Ownership of Information and Inventions.

(a)Except as expressly set forth in Section 9.1(b), as between the Parties, each Party will own all inventions (and Patents that claim such inventions) solely conceived of by or on behalf of it or its Affiliates or its or their respective employees, agents and independent contractors in the course of conducting its activities under this Agreement (collectively, “Sole Inventions”). All inventions conceived of jointly by employees, Affiliates, agents, or independent contractors of each Party or any of its Affiliates in the course of conducting its activities under this Agreement (collectively, “Joint Inventions”) and Joint Patents will be owned jointly by the Parties. This Agreement will be understood to be a joint research agreement under 35 U.S.C. §103(c)(3) entered into for the purpose of researching, identifying and developing Licensed Collaboration Compounds or Licensed Collaboration Products under the terms set forth herein. Subject to the rights and licenses granted under this Agreement, it is understood that neither Party shall have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit such Joint Inventions, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting.

(b)As between the Parties, any inventions (and Patents that claim such inventions) conceived by or on behalf of either Party or its Affiliates or its or their respective employees, agents and independent contractors (whether solely, jointly or with one (1) or more Third Party(ies)) in the course of conducting its activities under this Agreement during the Research Term to the extent such inventions relate specifically to the Schrödinger Platform, including those that constitute improvements to the Schrödinger Platform (the “Schrödinger Platform Inventions”) will be owned by Schrödinger. For clarity, [***]. To the extent BMS or its Affiliates has or obtains any right, title or interest in or to the Schrödinger Platform Inventions, BMS and its Affiliates will, and hereby do, assign to Schrödinger or one or more of its designated Affiliates, its and its Affiliates’ rights, title and interest in any Schrödinger Platform Inventions conceived by BMS or its Affiliates or its or their respective employees, agents and independent contractors (whether solely, jointly or with one (1) or more Third Party(ies)) during the Research Term.  BMS will take all reasonable actions and provide Schrödinger with all reasonably requested assistance to effect such assignment and will execute any and all documents necessary to perfect such assignment.  Promptly following BMS’ or any of its Affiliate’s receipt of an invention disclosure with respect to any invention conceived, solely or jointly, by BMS or its Affiliates that constitutes a Schrödinger Platform Invention, BMS will promptly disclose to Schrödinger in writing, and will cause its Affiliates to so disclose, such Schrödinger Platform Invention.

(c)Inventorship for patentable inventions conceived during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. Patent laws for determining inventorship and other Applicable Law in the U.S. without regard to conflict of law, irrespective of where or when such conception, discovery, development or making occurs.  If U.S. law otherwise would not apply to the conception, reduction to practice, discovery, development or other making of any Information or inventions hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information and inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the sole ownership or the joint ownership provided for in Section 9.1(a) or Section 9.1(b).

9.2Prosecution of Product Specific Patents and Joint Patents.

(a)BMS will have the first right, but not the obligation, to draft, file, prosecute and maintain (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) in all jurisdictions in the Territory the Product Specific Patents and the Joint Patents (such activities with respect to Patents being the “Prosecution”, with the term “Prosecute” having the corresponding meaning). Such Prosecution of the Product Specific Patents or Joint Patents shall be handled by outside counsel mutually agreed upon by the Parties that will jointly represent the Parties (the “Patent Firm”). Subject to Section 9.2(b), BMS shall bear one hundred percent (100%) of the Patent Prosecution Costs for the Product Specific Patents and each Party shall bear its own Patent Prosecution Costs for the Joint Patents. BMS shall have lead responsibility and decision-making control for such Prosecution of the Product Specific Patents and Joint Patents. For clarity, each Party will bear its own internal costs (i.e., those costs that are not Patent Prosecution Costs) with respect to its Prosecution activities for the Product Specific Patents and Joint Patents.

(b)In the event that BMS elects not to Prosecute in any country any Patent within the Product Specific Patents or Joint Patents, BMS will give Schrödinger at least [***] notice before any relevant deadline and provide to Schrödinger information it reasonably requests relating to the Product Specific Patent or Joint Patent. Schrödinger will then have the right to assume responsibility, using patent counsel of its choice, for the Prosecution of such Product Specific Patent or Joint Patent. If Schrödinger assumes responsibility for the Prosecution for any such Product Specific Patents or Joint Patents as set forth above, then the Patent Prosecution Costs incurred by Schrödinger in the course of such Prosecution will thereafter be borne by Schrödinger, and such Product Specific Patent shall thereafter be deemed to be an Other Schrödinger Patent and BMS’ license rights with respect to such Product Specific Patent (and any continuation or divisional thereof) under Section 7.1 shall become nonexclusive. The Parties will cooperate in such Prosecution in all respects.

(c)Each Party will provide the other Party all reasonable assistance and cooperation in the Prosecution of the Product Specific Patents and Joint Patents in all respects, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution, as necessary to Prosecute the Product Specific Patents and Joint Patents. Each Party will provide the other Party with copies of any documents it receives or prepares in connection with such Prosecution and will inform the other Party of the progress of it. Before filing in connection with such Prosecution any document with a patent office, each Party will provide a copy of the document to the other Party sufficiently in advance to enable the other Party to comment on it, and the first Party will give due consideration to such comments and will reasonably incorporate any of such comments in the first Party’s filings or responses to the extent such comments are provided sufficiently in advance of any applicable filing deadlines. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.

(d)Patent Term Extensions. The Parties will confer regarding the desirability of seeking in any country any patent term extension, supplemental patent certificate or related extension of rights with respect to the Product Specific Patents and Joint Patents. BMS shall have the sole right, but not the obligation, to apply for any such extension or supplemental patent certificate or related extension of rights with respect to the Product Specific Patents or Joint Patents. Neither Party will proceed with such an extension until the Parties have consulted with one another and agreed to a strategy therefor, provided that in the case where the Parties are unable to reach consensus, BMS will have the final decision making authority with respect to such decision, including whether or not to seek an extension for any Product Specific Patent and Joint Patent. Without limiting the foregoing, Schrödinger covenants that it will not seek patent term extensions, supplemental protection certificates, or similar rights or extensions for the Product Specific Patents without the prior written consent of BMS. Each Party will cooperate fully with and provide all reasonable assistance to the other Party and use all commercially reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) in connection with obtaining any such extensions for the Product Specific Patents consistent with such strategy. To the extent reasonably and legally required in order to obtain any such extension in a particular country, each Party will make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the extension in such country.

9.3Regulatory Exclusivity. As applicable, BMS will have the sole right and authority for securing, maintaining and enforcing exclusivity rights that may be available under Applicable Law in a country for a Licensed Collaboration Product, such as any data, market, pediatric, orphan drug or other regulatory exclusivity periods. Schrödinger will cooperate fully with and provide all reasonable assistance to BMS and use all commercially reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) to seek, maintain and enforce all regulatory exclusivity periods available for the Licensed Collaboration Products.

9.4Prosecution and Enforcement of Other Patents

(a)BMS Patents. As between the Parties, BMS will have the sole right and authority with respect to BMS Patents in any jurisdiction, including Prosecution and enforcement. BMS will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such BMS Patents.

(b)Other Schrödinger Patent Rights. As between the Parties, Schrödinger will have the sole right and authority with respect to all Schrödinger Patent Rights other than the Joint Patents and Product Specific Patents (“Other Schrödinger Patents”), including Prosecution and enforcement. Schrödinger will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such Other Schrödinger Patents.

9.5Infringement of Product Specific Patents, Joint Patents and Other Schrödinger Patents by Third Parties.

(a)Notification. On a Designated Target-by-Designated Target basis, the Parties will promptly notify each other of any actual, threatened, alleged or suspected infringement by a Third Party (an “Infringement”) of the Product Specific Patents, Joint Patents or Schrödinger Patent Rights with respect to any Third Party products targeting, modulating or otherwise directed to such Designated Target in the Territory. A notice under 42 U.S.C. 262(l) (however such section may be amended from time to time during the Term) with respect to a Licensed Collaboration Compound or Licensed Collaboration Product will be deemed to describe an act of Infringement, regardless of its content. As permitted by Applicable Law, each Party will promptly notify the other Party in writing of any such Infringement of which it becomes aware, and will provide evidence in such Party’s possession demonstrating such Infringement. In particular, each Party will notify and provide the other Party with copies of any allegations of patent invalidity, unenforceability or non-infringement of any Product Specific Patents, Joint Patents or Schrödinger Patent Rights Covering a Licensed Collaboration Compound or Licensed Collaboration Product (including methods of use or manufacture thereof). Such notification and copies will be provided by the Party receiving such certification to the other Party as soon as practicable and, unless prohibited by Applicable Law, at least within [***] after the receiving Party receives such certification. Such notification and copies will be sent by facsimile and overnight courier to BMS at the address set forth below, and to Schrödinger at the address specified in Section 17.5.

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Senior Vice President, Innovation Law

Telephone: [***]

Facsimile: [***]

(b)Enforcement of Product Specific Patents and Joint Patents. BMS will have the first right, but not the obligation, to bring and control, at its cost and expense, an appropriate suit or other action before any government or private tribunal against any person or entity allegedly engaged in any Infringement of any Product Specific Patent or Joint Patent

(“Product Specific Infringement Action”) to remedy the Infringement (or to settle or otherwise secure the abatement of such Infringement). The foregoing right of BMS shall include the right to perform all actions of a reference product sponsor set forth in 42 USC 262(l). Schrödinger will have the right, at its own cost and expense and by counsel of its choice, to be represented in (but not control) any Product Specific Infringement Action. At BMS’ request, Schrödinger will join any Product Specific Infringement Action as a party (all at BMS’ cost and expense) if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action. BMS will have a period of [***] after its receipt or delivery of notice and evidence pursuant to Section 9.5(a) to elect to so enforce such Product Specific Patents or Joint Patents in the applicable jurisdiction to remedy the Infringement (or to settle or otherwise secure the abatement of such Infringement), provided, however, that such period will be more than [***] to the extent Applicable Law prevents earlier enforcement of such Product Specific Patents or Joint Patents (such as the enforcement process set forth in 42 USC 262(l)) and such period will be less than [***] to the extent that a delay in bringing an action to enforce the applicable Product Specific Patents or Joint Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer. In the event BMS does not so elect to remedy the Infringement (or settle or otherwise secure the abatement of such Infringement) within the aforementioned period of time or [***] before the time limit, if any, for the filing of a Product Specific Infringement Action, whichever is sooner, it will so notify Schrödinger in writing and in the case where Schrödinger then desires to commence a suit or take action to enforce the applicable Product Specific Patents or Joint Patents with respect to such Infringement (or settle or otherwise secure the abatement of such Infringement) in the applicable jurisdiction, the Parties will confer and, upon BMS’ prior written consent (not to be unreasonably withheld, conditioned or delayed), Schrödinger will have the right to commence such a suit or take such action to enforce the applicable Product Specific Patents or Joint Patents with respect to such Infringement (or settle or otherwise secure the abatement of such Infringement), at Schrödinger’s cost and expense. Each Party will provide to the Party enforcing any such rights under this Section 9.5(b) reasonable assistance in such enforcement, at such enforcing Party’s request and cost and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(c)Settlement. Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any Product Specific Infringement Action in any manner that would adversely affect a Product Specific Patent or Joint Patent; provided, that BMS shall have the right to grant (sub)licenses under the Product Specific Patents and Joint Patents in its sole discretion and Schrödinger shall reasonably cooperate with such efforts (including by granting any license to BMS to effect the same) or that would limit or restrict the ability of BMS (or its Affiliates or its or their Sublicensees, as applicable) to sell Licensed Collaboration Products anywhere in the Territory.

(d)Expenses and Recoveries. A Party bringing a Product Specific Infringement Action under this Section 9.5 against any Third Party engaged in Infringement of the Product Specific Patents or Joint Patents will be solely responsible for any costs and expenses incurred by such Party as a result of such Product Specific Infringement Action. If such Party recovers monetary damages from such Third Party in such Product Specific Infringement Action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees, but excluding any costs and expenses incurred by Schrödinger pursuant to the third sentence of Section 9.5(b). If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (i) if BMS is the Party bringing such Product Specific Infringement Action, such remaining funds will be retained by BMS and treated as Net Sales of the applicable Licensed Product, and (ii) if Schrödinger is the Party bringing such Product Specific Infringement Action, such remaining funds will be retained by Schrödinger.

9.6Third Party Rights.

(a)The Parties will promptly notify each other of any written allegation that any activity pursuant to this Agreement infringes or misappropriates the Patent rights of any Third Party. In addition, the Parties will notify each other if either Party desires to obtain a license or otherwise pursue a defense or settlement with respect to any Third Party Patent that may be considered to Cover Licensed Collaboration Compounds or Licensed Collaboration Products or their Manufacture or use.

(b)Subject to Section 9.6(c), (d) and (e), with respect to any Third Party Patent under Section 9.6(a), and without limiting the right of a Party against whom a claim of infringement of any Third Party Patent is filed to seek indemnification for such claim pursuant to Article 15, as between the Parties, notwithstanding any right of the Indemnifying Party to control as set forth in Section 15.3, BMS will have the sole right to seek a license, at its cost and expense, with respect to such Third Party Patent that Covers the composition, formulation, method of use or method of Manufacture of any Licensed Collaboration Compound or Licensed Collaboration Product pursuant to Section 8.4(e).

(c)Notwithstanding the foregoing, in the case a claim of infringement of a Patent is brought against a Party in a suit or other action or proceeding with respect to any Third Party Patent under Section 9.6(a), such Party will have the right, at its own cost and expense and by counsel of its own choice, to prosecute and defend any such claim in such suit or other action or proceeding. If both Parties are named, the Parties shall meet and determine who is best situated to lead any such suit or other action or proceeding.

(d)Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any claim under this Section 9.6 in any manner that would impose any material obligations, restriction or limitation on the other Party; provided, however, that the foregoing shall not restrict BMS’ right to grant or take a license or sublicense to settle or avoid litigation related to the alleged infringement by a Licensed Collaboration Product or the Exploitation thereof of any Patent or other intellectual property of a Third Party or the alleged non-infringement, invalidity or unenforceability of any Patent Covering a Licensed Product, including any Product Specific Patent.

(e)The Parties will reasonably cooperate with one another in prosecuting or defending any action pursuant to this Section 9.6.

9.7Patent Challenges.

(a)The Parties will promptly notify each other in the event that any Third Party files, or threatens to file, any paper in a court, patent office or other Governmental Authority, seeking to invalidate, reexamine, oppose or compel the licensing of any Schrödinger Patent Right, Joint Patent or Product Specific Patent (any such Third Party action being a “Patent Challenge”).

(b)Without limiting the right of a Party against whom a claim of infringement of any Third Party Patent is filed to seek indemnification for such claim pursuant to Article 15, as between the Parties, notwithstanding any right of the Indemnifying Party to control as set forth in Section 15.3, BMS will have the first right, but not the obligation, to bring and control, at its cost and expense (but without limiting its right to seek indemnification, if applicable), any effort in defense of such a Patent Challenge against a Product Specific Patent or Joint Patent, except in the case where such Patent Challenge is made in connection with a Product Specific Infringement Action, in which case the enforcing Party in the Product Specific Infringement Action will have the first right, but not the obligation, to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of the Product Specific Infringement Action under this Article 9. In the case where BMS controls the defense of such Patent Challenge, Schrödinger will have the right, at its own cost and expense and by counsel of its choice, to be represented in (but not control) any such effort. If BMS fails to take action to defend such Patent Challenge within [***] of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then Schrödinger will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own cost and expense (but without limiting its right to seek indemnification, if applicable).

(c)Schrödinger will have the sole right, but not the obligation, to bring and control, at its cost and expense, any effort in defense of such a Patent Challenge related to any Other Schrödinger Patent.

9.8Disclosure of Inventions. Each Party will promptly disclose to the other Party all invention disclosures submitted to such Party by its or its Affiliates’ employees describing Sole Inventions made under or in connection with the Research Program or Joint Inventions. Each Party will also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

9.9Patent Contacts. Each Party will designate patent counsel representatives who will be responsible for coordinating the activities between the Parties in accordance with this Article 9 (each a “Patent Contact”). Each Party will designate its initial Patent Contact within [***] following the Effective Date and will promptly thereafter notify the other Party of such designation. If at any time a vacancy occurs for any reason, the Party that appointed the prior incumbent will as soon as reasonably practicable appoint a successor. Each Party will promptly notify the other Party of any substitution of another person as its Patent Contact. The Patent Contacts will, from time to time, coordinate the respective patent strategies of the Parties relating to this Agreement. In particular the Patent Contacts will review and update the list of Schrödinger Patent Rights and Product Specific Patents from time to time to ensure that all Licensed

Collaboration Compounds or Licensed Collaboration Products being Developed or Commercialized are covered.

9.10Personnel Obligations. Prior to receiving any Confidential Information or beginning work under the Research Program, each employee, agent or independent contractor of BMS or Schrödinger or of either Party’s respective Affiliates will be bound in writing by non-disclosure and invention assignment obligations which are consistent with the obligations of BMS or Schrödinger under this Agreement (provided that where necessary in the case of a Third Party (i) such Third Party shall agree to grant BMS or Schrödinger, as the case may be, an exclusive license with the right to grant sublicenses with respect to resulting inventions and Patents; provided that such obligation to obtain ownership or an exclusive license will not apply to any improvements to the proprietary core or platform technology owned or in-licensed by such Third Party unless such improvements are necessary or reasonably useful to research, Develop, Manufacture or Commercialize Licensed Collaboration Compounds or Licensed Collaboration Products with respect to which such Third Party conducted its activities under such contract; and (ii) the period of time with respect to non-disclosure obligations may be shorter, if customary).

9.11Further Action. Each Party will, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and perform its obligations pursuant to this Article 9; provided, however, that neither Party will be required to take any action pursuant to Article 9 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

10.TRADEMARKS

10.1Licensed Product Trademarks. BMS shall be solely responsible for the selection (including the creation, searching and clearing), registration, maintenance, policing and enforcement of all trademarks developed for use in connection with the marketing, sale or distribution of Licensed Compounds and Licensed Products in the Field in the Territory (the “Product Marks”). As between the Parties, BMS shall own all Product Marks, and all trademark registrations for said marks.

10.2Use of Name. Neither Party shall, without the other Party’s prior written consent, use any trademarks or other marks of the other Party (including the other Party’s corporate name), trademarks, advertising taglines or slogans confusingly similar thereto, in connection with such Party’s marketing or promotion of Licensed Compounds or Licensed Products under this Agreement or for any other purpose, except as may be expressly authorized in writing in connection with activities under this Agreement and except to the extent required to comply with Applicable Law.

10.3Further Actions. Each Party shall, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights or perform its obligations pursuant to this Article 10; provided, however, that neither Party shall be required to take any action pursuant to Article 10 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

11.EXCLUSIVITY

11.1Exclusivity Regarding Development and Commercialization of Target Compounds.

(a)Subject to this Article 11, (i) during the Term, with respect to each Designated Target, and (ii) during the Substitution Period, with respect to each Reserved Target (unless such Reserved Target becomes a Designated Target under this Agreement, in which case clause (i) shall apply to such Designated Target), Schrödinger shall not, for itself, or with, through or for its Affiliates or any Third Party (including the grant of any license, option or other right to any Third Party), [***] engage in, directly or indirectly, any clinical development or commercialization anywhere in the Territory with respect to any Target Compound or any other Compound, or any product containing any Target Compound or other Compound, in each case that specifically modulates as its primary mechanism of action (or, if applicable, its Primary Activity), or is designed to specifically modulate, such Designated Target or Reserved Target (as applicable) [***], including any Licensed Compound or Licensed Product for such Designated Target or [***]. By way of example, [***].

(b)In the event that any Designated Target is substituted for a Substitute Target in accordance with Section 3.4(c), (i) upon the JSC approving the Research Plan (including the Primary Activity, LO Criteria, LO Timeline and DC Criteria) for such Substitute Target in accordance with Section 3.4(c), the foregoing exclusivity obligations shall no longer apply with respect to the former Designated Target except to the extent otherwise provided in the Definitive Degrader Agreement.

11.2[***].

11.3Exceptions.

(a)The restrictions set forth in Section 11.1 and Section 11.2 shall not apply to Schrödinger’s or its any of its Affiliates’ performance of (i) the Research Program under and in accordance with this Agreement, (ii) the Permitted Reserved Target Activities, (iii) the Schrödinger Technology Services, or (iv) activities under and in accordance with the Definitive Degrader Agreement (if any); provided that with respect to [***].

(b)The Parties hereby acknowledge and agree that  the restrictions set forth in Sections 11.1 and 11.2 shall not apply to any activities intended by Schrödinger or any of its Affiliates to ensure its compliance with Sections 11.1 or 11.2 (e.g., counter-screening).

11.4Acquisition of Distracting Product. Notwithstanding the provisions of Section 11.1 and Section 11.2, if Schrödinger or any of its Affiliates acquires rights to clinically develop or commercialize a product in the Field as the result of a merger, acquisition or combination with or of a Third Party other than a Change of Control Transaction of Schrödinger (each, an “Acquisition Transaction”) and, on the date of the closing of such Acquisition Transaction, such product is being clinically developed or commercialized and such activities would, but for the provisions of this Section 11.4, constitute a breach of Section 11.1 or 11.2 (such product, a “Distracting Product”), Schrödinger will, within [***] after the closing of such Acquisition Transaction notify BMS in writing of such acquisition and either:

[***].

11.5Change of Control. If there is a Change of Control Transaction of Schrödinger, the obligations of Sections 11.1 and 11.2 will not preclude the Acquirer or any of its Affiliates (other than such Party and any Person that was an Affiliate of Schrödinger prior to such Change of Control Transaction or any successor entity to Schrödinger or any such Affiliates thereof) from exploiting any program, compound or product of the Acquirer; provided that [***].

12.CONFIDENTIALITY

12.1Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (the “Receiving Party”) agrees that, for the Term and for [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement except for that portion of such Confidential Information that the Receiving Party can demonstrate by competent written proof:

(a)was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or any restriction on its use to the Disclosing Party, at the time of disclosure by the other Party; provided, however, this exception shall not apply with respect to Licensed Collaboration Product Information or Confidential Information that is deemed to be the Confidential Information of both Parties under this Agreement;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligations of confidentiality or restriction on its use to the Disclosing Party with respect thereto; or

(e)is subsequently independently discovered or developed by the Receiving Party or its Affiliates without the aid, application, or use of Confidential Information of the Disclosing Party, as demonstrated by documented evidence prepared contemporaneously with such independent development provided, however, this exception shall not apply with respect to Licensed Collaboration Product Information or Confidential Information that is deemed to be the Confidential Information of both Parties under this Agreement.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party, and any individual feature or disclosure will not be deemed to fall within the foregoing exclusions merely because a broader or related combination of such feature or disclosure is published or available to the general public unless the individual feature or disclosure itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

12.2Authorized Disclosure. Notwithstanding the obligations of confidentiality and non-use set forth in Section 12.1, each Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is reasonably necessary in the following situations:

(a)filing or prosecuting Patents in accordance with Article 9;

(b)subject to Section 12.3, regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the FDA, as necessary for the Development or Commercialization of a Licensed Collaboration Compound or Licensed Collaboration Product, as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures will be taken to seek confidential treatment of such information, if available;

(c)prosecuting or defending litigation;

(d)subject to Section 12.3, complying with Applicable Law, including regulations promulgated by securities exchanges;

(e)disclosure of this Agreement (including its material terms) to any bona fide potential or actual investor, stockholder, investment banker, lender, acquirer, merger partner or other actual financial partner and their representatives and advisors (including attorneys and accountants) on a reasonable need-to-know basis; provided, that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure (but of shorter duration, if customary);

(f)disclosure of the stage of research or Development of Licensed Collaboration Compounds or Licensed Collaboration Products under this Agreement (but no other Licensed Collaboration Product Information) to any bona fide potential or actual investor, stockholder, investment banker, lender, acquirer, merger partner or other potential or actual financial partner and their representatives and advisors (including attorneys and accountants); provided, that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure (but of shorter duration, if customary);

(g)disclosure of data generated under this Agreement on a “need to know basis” to any bona fide potential or actual investor, stockholder, investment banker, lender, acquirer, merger partner or other potential or actual financial partner and their representatives and advisors (including attorneys and accountants); provided, that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure (but of shorter duration, if customary);

(h)solely on a “need to know basis” to actual research and development collaborators, subcontractors, advisors (including attorneys and accountants) or to bona fide potential subcontractors who have entered into good faith discussions with such Party that are subject to obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12, in each case, in connection with activities in connection with the Research Program; and

(i)disclosure pursuant to Section 12.5.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(c) or 12.2(d), it will, except where impracticable, (i) give reasonable advance notice to the other Party of such disclosure (including as to the form and terms of such disclosure), (ii) give the other Party copies of any such disclosure, (iii) give the other Party a reasonable opportunity to review and comment on any such disclosure (including the form and terms thereof) and consider such comments in good faith, and (iv) and use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder, except as permitted in this Section 12.2.

Nothing in Sections 12.1 or 12.2 shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

12.3Publicity; Terms of Agreement.

(a)The Parties agree that the existence and terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3. Except as set forth in Section 12.3(b) and 12.3(c), each Party agrees not to issue any press release or other public announcement disclosing the terms of this Agreement or the transaction contemplated hereby without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties agree to issue a press release to announce the execution of this Agreement in the form attached hereto as Exhibit F; thereafter, Schrödinger and BMS may each disclose to Third Parties the information contained in such press release without the need for further approval by the other Party.

(b)In the case of a press release or governmental filing concerning the terms of this Agreement or the transaction contemplated hereby required by Applicable Law (where reasonably advised by the disclosing Party’s counsel), the disclosing Party shall give prior advance notice (to the extent it reasonably can) of the proposed text of such release or filing to the other Party for its prior review not later than [***] prior to such release or filing and shall consider and incorporate in good faith any comments provided by the other Party in connection therewith.

(c)The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law a copy of this Agreement with the SEC or other Governmental Authorities.

Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than [***] (or a shorter period of time if required by Applicable Law) prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable Governmental Authority is legally required to be disclosed. No such notice shall be required under this Section 12.3(c) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party and such information remains accurate as of such time.

(d)Each Party shall require each of its Affiliate to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Section 12.1 through Section 12.3 as if each such Affiliate were a Party to this Agreement and shall be fully responsible for any breach of such covenants and restrictions by any such Affiliate.

12.4Publications. Neither Party shall publicly present or publish results of studies carried out under the Research Program (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise required by Applicable Law, in which case Section 12.3 shall apply with respect to disclosures required by the SEC or for regulatory filings. The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least [***] prior to the earlier of its presentation or intended submission for publication. The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had [***] to comment on any material in such Publication. The submitting Party shall consider the comments of the other Party in good faith, but will retain the sole authority to submit the manuscript for Publication; provided, that the submitting Party agrees to delay such Publication as necessary to enable the Parties to file a Patent if such Publication might adversely affect such Patent. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation. On a Designated Target-by-Designated Target basis, from and after Handoff with respect to such Designated Target, (i) BMS shall have the sole right to publicly present or publish results of studies with respect to Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target in its sole discretion, and (ii) Schrödinger shall have no right to publicly present or publish results of studies with respect to Licensed Collaboration Compounds or Licensed Collaboration Products for such Designated Target without BMS’ prior written approval (which may be withheld in BMS’ sole discretion).

Nothing contained in this Section 12.4 shall prohibit the inclusion of Confidential Information of the other Party in a patent application claiming or Covering the Manufacture, use, sale or formulation of a Licensed Collaboration Compound, provided that the non-filing Party is given an opportunity to review, comment upon and approve the information to be included prior to submission of such patent application, where and to the extent required by Article 9 hereof. Notwithstanding the foregoing, BMS shall not have the right to publish or present Schrödinger’s Confidential Information without Schrödinger’s prior written consent, and Schrödinger shall not have the right to publish or present BMS’ Confidential Information without BMS’ prior written consent. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate. This Section 12.4 shall not limit and shall be subject to Section 12.5.

Notwithstanding the foregoing, the Parties recognize that independent investigators have been engaged, and will be engaged in the future, to conduct Clinical Trials. The Parties recognize that such investigators operate in an academic environment and may release information regarding such studies in a manner consistent with academic standards; provided, that each Party will use reasonable efforts to prevent publication prior to the filing of relevant patent applications and to ensure that no Confidential Information of either Party is disclosed.

12.5Publication and Listing of Clinical Trials and Compliance with other Policies, Orders and Agreements. The Parties agree to comply, with respect to the Licensed Collaboration Compounds and Licensed Collaboration Products, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, (b) any applicable court order, stipulations, consent agreements and settlements entered into by a party, and (c) BMS’ research and development policy concerning Clinical Trials registration and disclosure of results as amended from time to time and other BMS policies or other policies adopted by it for the majority of its other pharmaceutical products with regard to the same (to the extent the same either are not in direct conflict with the documents referred to in clauses (a) and (c) above and, in the case of Schrödinger, to the extent such policies are provided by BMS to Schrödinger in writing prior to requiring their implementation under this Agreement).

12.6Effect of Change of Control Transaction of Schrödinger. In the event that Schrödinger undergoes a Change of Control Transaction with a Third Party (an Acquirer as defined below), then:

(a)the Material, Information, Patents or intellectual property of such Acquirer owned or controlled by such Acquirer or any of such Acquirer’s Affiliates prior to such acquisition (“Acquirer Technology”) shall not be deemed “Controlled” by Schrödinger or its Affiliates and shall be excluded from, and shall not be used or incorporated into, the Schrödinger Technology or Product Specific Patents; and

(b)[***] (such intellectual property that satisfies all of the foregoing clauses (i)-(iii), the “Segregated Technology”) shall not be deemed “Controlled” by Schrödinger or its Affiliates and shall be excluded from, and shall not be used or incorporated into, the Schrödinger Technology or Product Specific Patents; and

(c)[***].

(d)As used herein, “Acquirer” means the Third Party involved in the Change of Control Transaction, and any Affiliate of such Third Party that was not an Affiliate of the

Acquired Party immediately prior to the effective date of the Change of Control Transaction, but, for clarity, does not include any successors to an Acquired Party; and “Acquired Party” means the Party that was the subject of such Change of Control Transaction, together with any entity that was its Affiliate immediately prior to the effective date of the Change of Control Transaction, and any of their successors.

12.7BMS Personnel. With respect to any personnel of BMS [***] this Agreement.

12.8Termination of Prior CDA. This Agreement terminates, as of the Effective Date, the Prior CDA. All Information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the corresponding Party under this Agreement and shall be subject to the terms of this Article 12.

13.TERM AND TERMINATION

13.1Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall continue until it expires as follows (the “Term”): (a) on a Licensed Collaboration Product-by-Licensed Collaboration Product and country-by-country basis on the date of the expiration of all payment obligations under this Agreement in such country with respect to such Licensed Collaboration Product and (b) in its entirety, upon the expiration of all payment obligations under this Agreement with respect to all Licensed Collaboration Products in all countries in the Territory.

13.2Termination by BMS.

(a)Termination by BMS at Will. BMS may terminate this Agreement as a whole, or on a Collaboration Target-by-Collaboration Target basis, at any time after the Effective Date, for any reason or no reason, effective upon (i) sixty (60) days’ prior written notice to Schrödinger in the case where a DC Candidate that meets the applicable DC Criteria has not been delivered to BMS for the applicable Collaboration Target, (ii) ninety (90) days’ prior written notice to Schrödinger in the case where a DC Candidate that meets the applicable DC Criteria has been delivered to BMS but Regulatory Approval has not been obtained for any applicable Licensed Collaboration Product for such Collaboration Target in either the U.S. or the EU, or (iii) upon one hundred and eighty (180) days’ prior written notice to Schrödinger in the case where Regulatory Approval has been obtained in either the U.S. or the EU for an applicable Licensed Collaboration Product for such Collaboration Target. For clarity, following any such notice of termination under this Section 13.2(a), [***] with respect to this Agreement as a whole, [***]; provided, however, that if [***]. For clarity, if, with respect to [***].

(b)Termination by BMS for Safety Reasons. BMS may terminate this Agreement on a Collaboration Target-by-Collaboration Target basis upon written notice to Schrödinger based on Safety Reasons. Upon such termination for Safety Reasons, BMS shall be responsible, at its cost and expense, for the wind-down of any Development of applicable Licensed Collaboration Products for such Collaboration Target (including any Clinical Trials for the applicable Licensed Product being conducted by or on behalf of BMS) and any Commercialization activities for applicable Licensed Collaboration Products for such Collaboration Target. Such termination shall become effective upon the date that BMS notifies Schrödinger in writing that such wind-down is complete. Following any such notice of termination under this Section 13.2(b), no milestone payments will be due on milestones achieved during the period between the notice of termination and the effective date of termination.

13.3Termination by Either Party for Breach.

(a)Subject to Section 13.3(b), in the event that a Party materially breaches this Agreement with respect to one or more Collaboration Target(s), the other Party may terminate this Agreement with respect to the affected Collaboration Target(s) if such breach shall have continued for (i) [***] in the case of a material breach as a result of non-payment, or (ii) [***] in the case of any other material breach, after written notice shall have been provided to the breaching Party by the non-breaching Party requiring such breach to be remedied and stating an intention to terminate if not so cured (such period, the “Cure Period”) and such notice, a “Termination Notice”). Except as set forth in Section 13.3(a), any such termination shall become effective at the end of such Cure Period unless the breaching Party has cured any such breach prior to the expiration of the Cure Period (or, if a material breach described in clause (ii) above cannot be cured within such Cure Period, (A) in the case of a material breach of a Party’s obligations to use Commercially Reasonable Efforts for research, Development or Commercialization hereunder, then such Cure Period shall be extended for an additional [***] period or (B) in the case of any other material breach described in clause (ii) above, then such Cure Period shall be extended for an additional [***] period, in each case ((A)-(B)) if the alleged breaching Party has commenced and diligently continues good faith efforts to cure such breach during such extension period). To the extent Schrödinger delivers a Termination Notice to BMS in the case of a material breach of BMS’ obligations to use Commercially Reasonable Efforts to research or Develop Licensed Collaboration Compounds or Licensed Collaboration Products for a given Designated Target, the Parties will promptly meet in good faith to discuss such Termination Notice and whether BMS will prepare a plan (including timelines and objectives) to cure such breach or whether BMS is considering terminating such Designated Target pursuant to Section 13.2(a).

(b)If the alleged breaching Party disputes the existence or materiality of a breach specified in a Termination Notice provided by the other Party in accordance with Section 13.3(a), and such alleged breaching Party provides the other Party notice of such dispute within the applicable Cure Period after receiving such Termination Notice, then the matter will be resolved as provided in Article 16 and the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) with respect to the applicable Collaboration Target unless and until such dispute has been submitted to arbitration in accordance with Article 16 and it has been finally determined under Section 16.2 that this Agreement has been materially breached, and the breaching Party fails to cure such breach within [***] following such arbitrators’ decision under Section 16.2 (or if such breach cannot be cured within such [***] period, if the alleged breaching Party has not commenced and diligently continues good faith efforts to cure such breach, except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] following such arbitrators’ decision). Except as provided in this Section 13.3(b), during the pendency of any such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder and the Cure Period set forth in Section 13.3(a) shall be tolled from the date the breaching Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement.

(c)[***] the effective date of termination; provided, however, if the [***]. In any event, if [***] of this Agreement [***].

13.4Termination by Either Party for Insolvency. A Party shall have the right to terminate this Agreement upon written notice if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within [***] after the filing thereof. “Insolvency Event” means circumstances under which a Party (a) has a receiver or similar officer appointed over all or a material part of its assets or business; (b) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (c) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (d) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).

13.5Termination for Patent Challenge.  Schrödinger shall have the right to terminate this Agreement with respect to a Collaboration Target upon written notice to BMS in the event that BMS, its Sublicensees or any of its or their Affiliates commences or actively and voluntarily participates in any action or proceeding, or otherwise asserts any claim, challenging in a legal or administrative proceeding the patentability, enforceability or validity of any Schrödinger Patent Right or Product Specific Patent that Covers a Licensed Compound or Licensed Product for such Collaboration Target (except (a) as required under a court order or subpoena, (b) as a defense against a claim, action or proceeding asserted by or on behalf of Schrödinger (or any of its Affiliates or Sublicensees) against BMS, its Sublicensees or any of its or their Affiliates, or otherwise in connection with an assertion of a cross-claim or a counterclaim, or (c) any involvement in any interference proceeding or other adversarial proceeding similar to an interference, including as instituted by the U.S. Patent & Trademark Office or other agency or tribunal in any jurisdiction between the Schrödinger Patent Right or Product Specific Patent and any inventions claimed in Patents owned, licensed or controlled by BMS that was not pursuant to suggestion of interference by BMS or its Affiliates) (a “Schrödinger Patent Challenge”); provided that Schrödinger shall not have the right to terminate this Agreement under this Section 13.5 for any such Schrödinger Patent Challenge if such Schrödinger Patent Challenge is dismissed within [***] of Schrödinger’s notice to BMS under this Section 13.5 and not thereafter continued.

13.6Terminated Targets. With respect to any Designated Target for which this Agreement has been terminated (a) such Designated Target shall no longer be considered a Collaboration Target for all purposes of this Agreement and shall become a Terminated Target, (b) each Party’s rights and obligations under this Agreement with respect to the research, Development, Manufacture, Commercialization or other Exploitation of such Terminated Target(s) shall automatically cease as of the effective date of termination and (c) Schrödinger and its Affiliates will be free to, alone or for or with any Third Party, research, develop, Manufacture or commercialize any compound, product or companion diagnostic for such Terminated Target. For clarity, if this Agreement is terminated in its entirety all Designated Targets shall be Terminated Targets.

13.7Effects of Termination of this Agreement.

(a)In General. Upon termination of this Agreement in its entirety or with respect to one or more Collaboration Target(s) by a Party pursuant to Section 13.2 through Section 13.5, the following terms will apply to this Agreement, either in its entirety or with respect to Collaboration Target(s) that are the subject of such termination, as the case may be, and except as the application of such Sections may be limited as provided in a given subsection of this Section 13.7, and except as provided in the Definitive Degrader Agreement:

(i)Except in the case of Schrödinger for any Confidential Information of BMS that is Reversion IP, within [***] after the effective date of termination with respect to a Collaboration Target, each Party shall destroy all tangible items comprising, bearing or containing any Confidential Information of the other Party that are in its or its Affiliates’ Control that is solely related to such terminated Collaboration Target; provided, that such Party may retain one copy of such Confidential Information for its legal archives, and provided further that such Party shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(ii)[***], Schrödinger shall remain entitled to receive all payments that accrued but were unpaid before the effective date of such termination;

(iii)If this Agreement is terminated in its entirety, the JSC (and all Working Groups and committees) will be dissolved as of the effective date of such termination; and

(iv)Certain provisions herein will survive termination, in accordance with Section 13.12.

13.8Effects of Termination of the Agreement by BMS under Section 13.2(a) or by Schrödinger under Section 13.3, Section 13.4, or Section 13.5. Upon termination of this Agreement by BMS under Section 13.2 or by Schrödinger under Section 13.3, Section 13.4, or Section 13.5 with respect to one or more Collaboration Targets, the following shall apply with respect to DC Candidates (“Reversion Compounds”) and Licensed Collaboration Products containing DC Candidates (“Reversion Products”) for such Terminated Target(s) (in addition to any other rights and obligations under this Agreement with respect to such termination).

(a)Obligations. The licenses granted to BMS in Section 7.1(a) with respect to the Terminated Target(s) shall terminate with respect to all Licensed Compounds and Licensed Products for the Terminated Target(s) for which the termination becomes effective. Subject to patient and other ethical considerations, BMS shall wind-down any ongoing Clinical Trials for any Reversion Compounds or Reversion Products for the Terminated Target(s) in accordance with Applicable Law, at BMS’ cost.

(b)Licenses. With respect to each Terminated Target, BMS shall grant, and hereby grants, to Schrödinger for any Reversion Compound that is [***] (each, a “Termination Compound” and a “Termination Product”, respectively): (A) an exclusive, sublicensable (through multiple tiers of sublicensees) license to research, develop, manufacture, have manufactured, use, sell, offer for sale, export and import (including the exclusive right to develop, have developed, commercialize and have commercialized) such Termination Compounds or Termination Products, and (B) a non-exclusive, sublicensable (through multiple tiers of sublicensees) license, to research, develop, manufacture, have manufactured, use, sell, offer for sale, export and import (including the exclusive right to develop, have clinically developed, commercialize and have commercialized) such Termination Compounds or Termination Products, under all of BMS’ or its Affiliates’ right, title and interest in and to, [***] (collectively, the “Reversion IP”); provided, that in consideration for such license, on a Termination Product-by-Termination Product basis, the Parties shall negotiate in good faith, and Schrödinger shall pay BMS, a reasonable royalty on net sales of all Termination Products until, on a Termination Product-by-Termination Product and country-by-country basis for a royalty term to be negotiated in good faith by the Parties, but consistent with the Royalty Term as defined in this Agreement.  If the Parties are unable to agree on the reasonable royalty rate or term under this Section 13.8(b), either Party may submit such dispute to arbitration for resolution in accordance with the provisions in Section 16.2 as a Royalty Rate Matter. With respect to any Termination Product that is a Combination Product that includes as its only other active ingredient(s) one or more generic compound(s) (x) that are Controlled by BMS or its Affiliates as to which either BMS or any of its Affiliates has any Information or Patent rights or other intellectual property or other proprietary rights and (y) are not subject to any rights or obligations of any Third Party, then, upon Schrödinger’s request, the Parties shall meet in good faith to discuss whether and how any such Termination Product should be exploited following the effect date of termination, including an appropriate allocation of responsibilities and economics and other terms and conditions with respect to such other active ingredient. [***].

(c)Regulatory Materials. Upon Schrödinger’s written request, BMS shall (i) provide Schrödinger with copies of material existing preclinical and clinical data and all regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals or other filings or communications made to or with, or other approvals (including INDs, MAAs and NDAs) granted by, a Regulatory Authority that are necessary to clinically develop, Manufacture or commercialize a Termination Compound or Termination Product in the Territory (“Termination Product Regulatory Materials”) that are held or Controlled by or under authority of BMS, its Sublicensees and its or their Affiliates, that are necessary for the Development, Manufacture or Commercialization of such Termination Compounds or Termination Products in the Territory, (ii) and hereby does, and will cause its Affiliates to, effective as of the effective date of termination, assign to Schrödinger all of its rights, title and interests in and to all Termination Product Regulatory Materials, to the extent allowed under Applicable Law, (iii) to the extent permitted by Applicable Law, use commercially reasonable efforts to transfer to Schrödinger any Regulatory Approval that is solely for any Termination Compound or Termination Product, including submitting to each applicable regulatory authority a letter or other necessary documentation (with a copy to Schrödinger) notifying such regulatory authority of the transfer of each Regulatory Approval and (iv) and hereby does, grant to Schrödinger a right of reference to such Termination Product Regulatory Materials with respect to such Termination Compound and Termination Product. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange.

(d)Materials. Upon Schrödinger’s written request, BMS shall transfer all existing and available clinical material for Termination Compounds or Termination Products to

Schrödinger at BMS’ fully burdened Manufacturing cost. If a Termination Compound or Termination Product is marketed in any country of the Territory on the date of the notice of termination of this Agreement, upon the request of Schrödinger, BMS shall transfer all existing and available amount of such Termination Compound or Termination Product to Schrödinger at BMS’ fully burdened Manufacturing cost.

(e)Trademarks. BMS will promptly transfer and assign to Schrödinger all of BMS’ and its Affiliates’ rights, title and interests in and to trademarks owned or in-licensed by BMS or its Affiliates solely used to identify the Termination Compounds or Termination Products (but not any house marks, or logos or any trademark of BMS or its Affiliates, containing the words “BMS” or “Bristol-Myers Squibb” or any such Affiliate) owned by BMS and used for the Termination Compounds or Termination Products in the Field.

(f)Third Party Agreements. If Schrödinger so requests, and to the extent permitted under BMS’ obligations to Third Parties on the effective date of termination, BMS will transfer to Schrödinger any Third Party agreements relating solely to the research, development, Manufacture, commercialization or other Exploitation of the Termination Compounds or Termination Products to which BMS is a party, subject to any required consents of such Third Party, which BMS will use commercially reasonable efforts to obtain promptly; provided that BMS shall not be obligated to make any payment to secure such consent.

(g)Separate Agreement. If requested by Schrödinger in writing within [***] after the termination of this Agreement with respect to a Designated Target, the Parties shall use good faith efforts to memorialize the foregoing with respect to such Designated Target in a separate document; provided that, unless expressly agreed by the Parties, in their sole and absolute discretion, no such agreement shall expand or limit the rights and obligations under this Section 13.8.

13.9Additional Remedies of BMS in Lieu of Termination of Agreement by BMS under Section 13.3(a) or Section 13.4.  In the event that (a) BMS notifies Schrödinger in writing of a material breach of this Agreement by Schrödinger, either in its entirety or with respect to a given Collaboration Target, and BMS would have the right to terminate this Agreement in its entirety or with respect to a given Collaboration Target, as applicable pursuant to Section 13.3(a) at the end of the Cure Period or (b) BMS has the right to terminate this Agreement in its entirety under Section 13.4, then in lieu of BMS terminating pursuant to Section 13.3(a) or Section 13.4, BMS shall have the right to elect, by providing written notice to Schrödinger, (i) to have this Agreement continue in full force and effect (in its entirety or with respect to the applicable Collaboration Target, as applicable), provided that:

(a)all rights and licenses granted to BMS under Sections 7.1 and 7.2 of this Agreement shall survive but shall become perpetual and irrevocable;

(b)BMS’ obligations to pay royalties and milestones under Sections 8.2 through 8.4 of this Agreement shall survive such termination, provided that all such royalties and milestones shall be reduced to fifty percent (50%) of the amount that would otherwise have been payable under this Agreement;

(c)Schrödinger shall remain entitled to receive payments that accrued before the effective date of such termination, as adjusted pursuant to Section 13.8(b); and

(d)[***].

13.10Effects of Expiration of Agreement. Upon the expiration of the Royalty Term (i.e., in the case where there is no earlier termination pursuant to this Article 13), on a Licensed Collaboration Compound-by-Licensed Collaboration Compound basis, Licensed Collaboration Product-by-Licensed Collaboration Product and country-by-country basis, the licenses granted to BMS under Section 7.1 with respect to Schrödinger Technology and Product Specific Patents shall convert to a perpetual, fully paid-up, non-royalty-bearing license. Certain provisions herein will survive expiration, in accordance with Section 13.12.

13.11Other Remedies. Except as otherwise provided in this Article 13, expiration or earlier termination of this Agreement for any reason shall not release either Party from any liability or obligation (including payments) that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Subject to and without limiting the terms and conditions of this Agreement (including Section 15.4), expiration or termination of this Agreement shall not preclude any Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) subject to Section 13.9, any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

13.12Survival. Termination or expiration of this Agreement in its entirety or with respect to a Collaboration Target shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement in its entirety or with respect to such Collaboration Target. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Sections 3.11(c) (with respect to materials transferred before such termination or expiration), 7.1(b), 7.4, 7.5, 7.7, 9.1, 9.2 (with respect to Joint Patents), 9.4, 9.5 (solely with respect to Joint Patents), 9.8 (solely with respect to Schrödinger Platform Inventions), 9.9 (solely with respect to Joint Patents), 10.2, 12.1-12.3 (inclusive, for the applicable time period set forth therein), 12.8, 13.6, 13.7, 13.11, 13.12, 14.3, 15.1-15.4 (inclusive) and Articles 1 (to the extent necessary to interpret other surviving sections), 8 (to the extent payment obligations exist at the time of termination or expiration), 16, and 17; and

(a)with respect to a termination by BMS pursuant to Section 13.2(a) (at will termination) or by Schrödinger pursuant to Section 13.3(a) (BMS’ breach), Section 13.4 (BMS’ insolvency) or Section 13.5 (BMS’ patent challenge): 13.8; and

(b)with respect to expiration (but not earlier termination) of this Agreement: Section 13.10.

All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

14.REPRESENTATIONS AND WARRANTIES

14.1Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:

(a)It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)It has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)It is not a party to any agreement, outstanding order, judgment or decree of any court or Governmental Authority that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)In the course of the Development of Target Compounds to any Collaboration Target, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(e)It has not, and will not, after the Effective Date and during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

14.2Representations and Warranties and Covenants by Schrödinger. Schrödinger hereby represents and warrants as of the Effective Date and, where denoted below, covenants to BMS as follows:

(a)Schrödinger has sufficient legal or beneficial title, ownership or license rights under its Patents and Information to grant the licenses and rights under such Patents and Information granted to BMS under this Agreement. The Schrödinger Technology existing as of the Effective Date is free and clear from any Liens, and Schrödinger has sufficient legal or beneficial title, ownership or license thereunder to grant the licenses to BMS as purported to be granted pursuant to this Agreement. As of the Effective Date, Schrödinger is the sole owner of all right, title and interest in and to (free and clear from any Liens of any kind) the Product Specific Patents listed on Exhibit C and Schrödinger Patent Rights, respectively (the “Existing Patents”). All fees required to maintain the Existing Patent rights have been paid to date, the pending applications included in Existing Patents are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law. The Existing Patents constitute all Patents Controlled by Schrödinger as of the Effective Date that are necessary or reasonably useful to research, Develop, make, have made, Manufacture, use, sell, offer for sale, import, export or

Commercialize Licensed Collaboration Compounds or Licensed Collaboration Products (but for the license granted by Schrödinger to BMS under Section 7.1).

(b)Schrödinger has not entered into any agreements, either oral or written, with any Third Party under which Schrödinger has obtained a license or sublicense of rights from a Third Party to any Licensed Collaboration Compound or Licensed Collaboration Product that require a license or sublicense to BMS under this Agreement.

(c)Schrödinger has not [***].

(d)To Schrödinger’s knowledge [***].

(e)There are no pending, and, to Schrödinger’s knowledge, no threatened, (i) actions, suits or proceedings against Schrödinger involving the Schrödinger Technology or the Product Specific Patents as it relates to the Research Program, or any Collaboration Target, Licensed Collaboration Compounds or Licensed Collaboration Products, (ii) inter partes reviews, post-grant reviews, interferences, re-examinations or oppositions involving the Existing Patents that are in or before any patent authority (or other governmental authority performing similar functions) or (iii) any inventorship challenges involving the Existing Patents that are in or before any patent or other governmental authority.

(f)To Schrödinger’s knowledge, [***].

(g)To Schrödinger’s knowledge, the claims included in any issued Schrödinger Patent Rights or Product Specific Patents are valid and in full force and effect as of the Effective Date.

(h)Schrödinger has not granted any license or any option for a license under, or any right, title or interest in or to, the Schrödinger Technology or Product Specific Patents to any Third Party to Develop, Manufacture, Commercialize or otherwise Exploit any Target Compound, including any Licensed Compound or a Licensed Product, that is for any Initial Collaboration Target or the Reserved Targets in any country in the Territory. Schrödinger has not granted any Lien with respect to this Agreement or any of the Schrödinger Technology licensed by it to BMS under this Agreement. Schrödinger has not granted (and Schrödinger covenants that during the Term it shall not grant) to any Third Party any license, option or other right to enforce or obtain any patent term extension for any of the Product Specific Patents.

(i)Schrödinger has disclosed in writing to BMS’ in-house patent counsel (i) all Schrödinger Patent Rights and Product Specific Patents existing as of the Effective Date, and (ii) the jurisdiction(s) by or in which each such Schrödinger Patent Right and Product Specific Patent has been issued or in which an application for such Schrödinger Patent Right or Product Specific Patent has been filed, together with the respective patent or application numbers and all fees paid or payable in connection with the foregoing.

(j)No person, other than former or current employees or consultants of Schrödinger who are obligated in writing to assign his/her inventions to Schrödinger, is an inventor of any of the inventions claimed in the Schrödinger Patent Rights or Product Specific Patents filed or issued as of the Effective Date. All inventors of any inventions included within the Schrödinger

Technology that exist as of the Effective Date have assigned or have a contractual obligation to assign or license their entire right, title and interest in and to such inventions and the corresponding Patent rights to Schrödinger. To Schrödinger’s knowledge, no present or former employee or consultant of Schrödinger owns or has any proprietary, financial or other interest, direct or indirect, in the Schrödinger Patent Rights or Product Specific Patents. To Schrödinger’s knowledge, there are no claims that have been asserted in writing challenging the inventorship of the Schrödinger Patent Rights or Product Specific Patents.

(k)There is no Information or Patent owned by or otherwise in the possession or control of Schrödinger or any of its Affiliates as of the Effective Date that specifically relates to a Licensed Collaboration Compound or a Licensed Collaboration Product that is not within the Schrödinger Know-How, Schrödinger Patent Rights or Product Specific Patents.  Neither Schrödinger nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to any Patent or other intellectual property or proprietary right or Information that would be Schrödinger Patent Rights, Product Specific Patents or Schrödinger Know-How but for such assignment, transfer, license, conveyance or encumbrance.

(l)The inventions claimed by the Existing Patents and any other intellectual property necessary for the Development, Manufacture or Commercialization of any Licensed Collaboration Compound or Licensed Collaboration Product were not conceived, reduced to practice, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by any grants, funds, and other money received from any Governmental Authority, and no Governmental Authority or academic institution has any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties for, or to impose any restriction on the assignment, transfer, grant of licenses or other disposal of the Existing Patents or the Schrödinger Know-How, or to impose any requirement or restriction on the Exploitation of any Licensed Collaboration Compound or Licensed Collaboration Product as contemplated herein.

(m)To Schrödinger’s knowledge, [***].

(n)[***].

14.3No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14 OR SECTION [***], NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR THAT ANY OF THE DEVELOPMENT OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY COMPOUND OR PRODUCT WILL BE SUCCESSFUL, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

15.INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1Indemnification by Schrödinger for Third Party Claims. Schrödinger shall defend, indemnify, and hold BMS, its Affiliates, and its and their respective officers, directors, employees, and agents (collectively, the “BMS Indemnitees”) harmless from and against any and all damages, losses, liabilities, or other amounts payable to a Third Party, as well as any reasonable attorneys’ fees and costs of litigation incurred by such BMS Indemnitees, all to the extent arising out of or resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “BMS Claims”) against such BMS Indemnitee that arise out of or result from: (a) a breach of any of Schrödinger’s representations, warranties, covenants and obligations under this Agreement; (b) the gross negligence, recklessness or willful misconduct of any Schrödinger Indemnitees in connection with this Agreement; or (c) the research, Development, Manufacture or Commercialization of Licensed Collaboration Compounds or Licensed Collaboration Products with respect to a Collaboration Target or any Reversion Compound or Reversion Product with respect to a Terminated Target by or on behalf of Schrödinger or its Affiliates before the Effective Date or during or after the Term. The foregoing indemnity obligation shall not apply to the extent that any BMS Claim arises out of or results from the negligence of any BMS Indemnitee, or is subject to indemnity pursuant to Section 15.2(b) or Section 15.2(c).

15.2Indemnification by BMS for Third Party Claims. BMS shall defend, indemnify, and hold Schrödinger, its Affiliates, and its and their respective officers, directors, employees, and agents (collectively, the “Schrödinger Indemnitees”) harmless from and against any and all damages, losses, liabilities,  or other amounts payable to a Third Party, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Schrödinger Indemnitees, all to the extent arising out of or resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Schrödinger Claims”) against such Schrödinger Indemnitee that arise out of or result from: (a) the clinical Development, Manufacture, use, sale, offer for sale, exportation and importation, Commercialization, and other Exploitation of any Licensed Collaboration Compounds or Licensed Collaboration Products with respect to a Collaboration Target by or on behalf of BMS or its Sublicensees and its and their Affiliates during the Term for such Collaboration Target; (b) a breach of any of BMS’ representations, warranties, covenants and obligations under this Agreement; or (c) the gross negligence, recklessness or willful misconduct of any BMS Indemnitees in connection with this Agreement. The foregoing indemnity obligation shall not apply to the extent that any Schrödinger Claim arises out of or results from the negligence of any Schrödinger Indemnitee, or is subject to indemnity pursuant to Section 15.1(a) or Section 15.1(b).

15.3Indemnification Procedures. The Party claiming indemnity under this Article 15 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”) (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give such notice), and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such claim and disposition of any such Claim unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case. If the Indemnifying Party does assume the defense of any Claim, it (a) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to Parties being indemnified under this Article 15, (b) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party and (c) shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party if such settlement involves anything other than the payment of money by the Indemnifying Party (including, for example, any settlement admitting fault or wrongdoing of the Indemnified Party, or consenting to any injunctive relief). The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any claim for which the Indemnifying Party has assumed the defense in accordance with this Section 15.3, and shall have the right, at its own cost and expense, to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification; provided, however, that, the Indemnifying Party shall pay such costs and expenses of the Indemnified Party if (x) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (y) the Indemnifying Party has failed to assume the defense and employ counsel and the Indemnified Party controls the defense in accordance with this Section 15.3 or (c) the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim such that the representation by the same counsel of both Parties and any respective Indemnified Parties is prohibited under Applicable Law, ethical rules or equitable principles. So long as the Indemnifying Party is diligently defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 15.

15.4Limitation of Liability. EXCEPT FOR (A) INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION PURSUANT TO SECTION 15.1 OR 15.2 HEREUNDER, (B) A BREACH OF ARTICLE 11, (C) ANY BREACH OF SECTION 12.1 BY A PARTY OR ITS AFFILIATES OR ITS OR THEIR SUBLICENSEES AND THEIR AFFILIATES OR (D) DAMAGES THAT ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY IN CONNECTION WITH THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER THAT PARTY OR

ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

15.5Insurance. BMS shall maintain a program of self-insurance sufficient to fulfill its obligations under this Agreement and Schrödinger shall procure and maintain insurance, including product liability insurance, with respect to its Research Program activities and other obligations to be performed hereunder and which are consistent with normal business practices of prudent companies similarly situated to such Party at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 15. BMS shall provide Schrödinger with written evidence of such insurance upon request, which evidence shall be treated as BMS Confidential Information. BMS shall provide Schrödinger with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance.

16.DISPUTE RESOLUTION

16.1Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement, subject to Section 16.7.

Accordingly, other than a matter (a) within the final decision making authority of BMS or otherwise to be escalated to the Executive Officers as set forth in Section 2.1(e) or (b) directly to the R&D Expert as set forth in Section 3.5(a) or Section 3.6(c) (such disputes in clause (b), “R&D Expert Matters”), any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement shall be promptly presented to the Alliance Managers for resolution. If the Alliance Managers are unable to resolve such dispute within [***] after a matter has been presented to them, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least [***] between the Executive Officers of each Party within [***] after receipt by the other Party of such written notice. If the matter is not resolved within [***] following presentation to the Executive Officers, then:

(a)if such dispute, controversy or difference involves an Arbitrable Matter, either Party may invoke the provisions of Section 16.2; or

(b)if such dispute, controversy or difference involves a Litigable Matter, either Party may pursue such remedies as it may deem necessary or appropriate; or

(c)if such dispute, controversy or difference involves a Royalty Rate Matter, either Party may invoke the provisions of Section 16.2(d); or

(d)if such dispute, controversy or difference involves an R&D Expert Matter, either Party may invoke the provisions of Section 16.3.

16.2Arbitration. Any Arbitrable Matter that is not resolved pursuant to Section 16.1, shall be settled by binding arbitration to be conducted as set forth below in this Section 16.2.

(a)Either Party, following the end of the [***] period referenced in Section 16.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party. In any proceeding under this Section 16.2, there shall be three (3) arbitrators. Within [***] after delivery of such notice, each Party will nominate one arbitrator in accordance with the then current rules of the AAA. The two arbitrators so nominated will nominate a third arbitrator to serve as chair of the arbitration tribunal, such nomination to be made within [***] after the selection of the second arbitrator. The arbitrators shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements. In the case of any dispute involving an alleged failure to use Commercially Reasonable Efforts, each arbitrator shall in addition be an individual with experience and expertise in the worldwide development and commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. In the case of a dispute involving a scientific or accounting matter or determination, an Expert having applicable expertise and experience will be selected by the Parties to assist the arbitrators in such scientific or accounting matter or determination (and the arbitrators will select such Expert if the Parties cannot agree on such Expert within [***] following the selection of the arbitrators). The governing law in Section 17.10 shall govern such proceedings. No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 16.2. The place of arbitration will be New York, New York, unless otherwise agreed to by the Parties, and the arbitration shall be conducted in English.

(b)The arbitrators shall set a date for a hearing that shall be held no later than [***] following the appointment of the last of such three arbitrators. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the commercial arbitration rules of the AAA (the “Commercial Arbitration Rules”) applicable at the time of the notice of arbitration pursuant to Section 16.2(a), including the right of each Party to undertake document requests and up to [***] depositions.

(c)The arbitrators shall use their best efforts to rule on each disputed issue within [***] after completion of the hearing described in Section 16.2(b). The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon the Parties, absent manifest error. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties as soon as is reasonably possible. Nothing contained herein shall be construed to permit the arbitrators to award punitive, exemplary or any similar damages. The arbitrators shall render a “reasoned decision” within the meaning of the Commercial Arbitration Rules which shall include findings of fact and conclusions of law. Any arbitration award may be entered in and enforced by a court in accordance with Section 16.4 and Section 16.10.

(d)Any Royalty Rate Matter shall be settled by binding arbitration to be conducted as set forth below in this Section 16.2(d):

(i)within [***] after the effective date of the applicable termination, then upon either Party’s written request made within [***] after the expiration of such [***] period, each Party shall provide the other Party in writing with such Party’s last best offer for the royalty rate payable with respect to Termination Products pursuant to Section 13.8(b) (a “Final Offer”) within [***] after such Party’s request.  Either Party shall have the right, upon written notice to the other Party (a “Valuation Notice”), to engage one (1) independent, impartial and neutral Third Party valuation expert (a “Valuation Expert”) to elect to determine a commercially reasonable royalty rate.  The Valuation Expert shall be mutually agreed to by the Parties; provided that if the Parties are unable to agree on one (1) Valuation Expert within [***] after a Party provides the other Party the Valuation Notice, then each Party shall select one (1) Third Party Valuation Expert and those two (2) Third Party Valuation Experts will select the one (1) Valuation Expert within [***] thereafter, which one (1) Valuation Expert selected shall determine a commercially reasonable royalty rate; provided further that such selected Valuation Expert shall not be a current or former employee, officer, director, consultant or subcontractor of either Party or any of its Affiliates (or have been within the previous [***]). The Parties shall use their best efforts to cause the one (1) Valuation Expert to be selected and retained within [***] after a Party provides the other Party the Valuation Notice.

(ii)Each Party shall submit to the Valuation Expert and the other Party (A) the Final Offer such Party provided to the other Party pursuant to Section 16.2(d)(i) and such information concerning such Party’s requested royalty rate as such Party may deem appropriate, including any supporting information with respect to such Final Offer, within [***] after the retention of the Valuation Expert and (B) such other information as may be requested by the Valuation Expert within [***] after such request.  Any such information provided to the Valuation Expert by a Party shall be simultaneously provided to the other Party. The Valuation Expert shall determine the most commercially reasonable royalty rate within [***] after its retention by selecting one (1) or the other of the two (2) Final Offers submitted by the Parties, which determination shall be final and binding on the Parties and not subject to appeal of any kind, except in the case of fraud, willful misconduct or gross negligence or manifest error.  The Valuation Expert shall promptly notify the Parties of such determined royalty rate in writing, upon receipt of which this Agreement shall be deemed to automatically incorporate such determined royalty rate.

16.3R&D Expert Matters. Any R&D Expert Matter shall be resolved by binding expedited arbitration by an R&D Expert as follows:

(a)The Parties will discuss in good faith and agree on one (1) R&D Expert to resolve such disputed matter; provided that if the Parties are unable to agree on one (1) R&D Expert within [***] after a Party provides the other Party with notice of a dispute, then each Party shall select one (1) R&D Expert and those two (2) R&D Experts will select the one (1) R&D Expert within [***] thereafter, which one (1) R&D Expert selected shall be the R&D Expert for the R&D Expert Matter.

(b)Each Party will prepare and submit a written summary of such Party’s position with respect to such disputed matter and any relevant evidence in support thereof to the R&D Expert within [***] of selection of the R&D Expert. Such R&D Expert will be responsible for setting reasonable procedural limitations for the Parties’ submissions (e.g., length, format, style).

(c)Upon receipt of such summaries and evidence from both Parties, the R&D Expert will provide copies of the same to the other Party and each Party shall have a period of [***] after receipt of such summary and evidence to provide to the R&D Expert and the other Party a written response with respect thereto. The R&D Expert will make a final decision with respect to such disputed matter within [***] following the earlier of (a) expiration of such [***] response period and (b) receipt of such written responses from both Parties. The R&D Expert will provide the Parties with a written statement briefly setting forth his/her decision and the basis of such decision.

(d)The decision by the R&D Expert will be final and binding on the Parties and not subject to appeal of any kind, except in the case of fraud, willful misconduct or gross negligence or manifest error.

16.4Award. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 16.2 shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 16, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. With respect to money damages, nothing contained herein shall be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages.

16.5Costs. Each Party shall bear its own legal fees in connection with any arbitration procedure. The arbitrators may in their discretion assess the arbitrators’ cost, fees and expenses (and those any Expert hired by the arbitrators) against the Party losing the arbitration.

16.6WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

16.7Injunctive Relief. Nothing in this Article 16 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 16.7 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3 or Section 13.4. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

16.8Confidentiality. The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and any award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law. Notwithstanding the foregoing, each Party shall have the right to disclose information regarding the arbitration proceeding to the same extent as it may disclose Confidential Information of the other Party under Article 12 above.

16.9Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

16.10Patent and Trademark Disputes. Notwithstanding Section 16.2, any dispute, controversy or claim relating to the inventorship, scope, validity, enforceability or infringement of any Patents Covering the Manufacture, use, importation, offer for sale or sale of Licensed Products or Product Marks shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

17.MISCELLANEOUS

17.1Entire Agreement; Amendments. This Agreement, including the Exhibits hereto (which are incorporated into and made a part of this Agreement), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior CDA. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as are set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party. Notwithstanding anything herein to the contrary, this Agreement does not amend, supersede or replace any software license entered into, or contemplated to be entered into, by the Parties or any of their Affiliates on Schrödinger’s form End User License Agreement.

17.2Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to Schrödinger or BMS from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

17.3Rights in Bankruptcy.

(a)All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within [***] after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within [***] to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 17.3 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law. The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b)The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval, Manufacture and Commercialization of Licensed Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c)Any intellectual property provided pursuant to the provisions of this Section 17.3 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of Section 8.2, Section 8.3 and Section 8.4, which shall be deemed to be royalties for purposes of Title 11.

(d)In the event that after the Effective Date Schrödinger enters into a license agreement with a Third Party with respect to intellectual property that will be sublicensed to BMS hereunder, Schrödinger will use commercially reasonable efforts to enable BMS to receive a direct license from any such Third Party in the event that such license agreement between Schrödinger and such Third Party is terminated or rejected under Section 365(a) of Title 11 during the Term solely on account of Schrödinger becoming a Bankrupt Party.

(e)Notwithstanding anything to the contrary in Article 9, in the event that Schrödinger is the Bankrupt Party, BMS may take appropriate actions in connection with the filing, prosecution, maintenance and enforcement of any Product Specific Patents licensed to BMS under this Agreement without being required to consult with Schrödinger before taking any such actions, provided that such actions are consistent with this Agreement.

17.4Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues provided that the Party affected by such force majeure shall take reasonable efforts to remove the condition constituting such force majeure. The Party affected by such force majeure also shall notify the other Party of the anticipated duration of such force majeure and any actions being taken to avoid or minimize its effect after such occurrence. For purposes of this Agreement, “force majeure” shall include conditions beyond the reasonable control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, acts of war (whether war be declared or not), labor strike or lockout, civil commotion, epidemic or pandemic arising after the Effective Date or any material worsening of the ongoing COVID-19 pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however that the affected Party promptly notifies the other Party in writing stating the nature of the cause of non-performance, its anticipated duration and any action being taken to avoid or minimize its effect. The affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed.  The nonperforming Party shall promptly provide notice of such resumed performance to the other Party. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

17.5Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 17.5, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

For Schrödinger:Schrödinger, Inc.

120 West 45th Street, 17th Floor

New York, New York, 10036

Attention: General Counsel

With a copy to:Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: Sarah Solomon

For BMS:Bristol-Myers Squibb Company

Route 206 and Province Line Road

Princeton, NJ 08543-4000

Attention: Executive Vice President, Strategy and Business Development

With a copy to:Bristol-Myers Squibb Company

Route 206 and Province Line Road

Princeton, NJ 08543-4000

Attention: Senior Vice President and Associate General Counsel, Transactions Law

Furthermore, a copy of any notices required or given under Section 9.5(b) of this Agreement shall also be addressed to the Senior Vice President, Innovation Law of BMS at the address set forth in Section 9.5(b).

17.6Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

17.7Maintenance of Records. Each Party shall maintain complete and accurate records of all work conducted under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall keep and maintain all records required by Applicable Law with respect to Licensed Products.

17.8No Third Party Beneficiaries. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons. For clarity, there are no express or implied Third Party beneficiaries hereunder.

17.9Assignment. Neither Party may assign this Agreement or assign or transfer any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent (a) to any Affiliate of such Party, provided that such assignment or transfer shall not adversely affect the other Party’s rights and obligations under this Agreement and that such assigning/transferring Party remains jointly and severally liable with such Affiliate for the performance of this Agreement or the assigned obligations, or (b) to any Third Party in connection with the sale of all or substantially all of the business or assets of such Party to which this Agreement relates (with such business and assets, [***], whether in a merger, combination, reorganization, sale of stock, sale of assets or other transaction; provided, however, that in each case (a) and (b) that the assigning Party provides written notice to the other Party of such assignment and the assignee shall have agreed in writing to be bound (or is otherwise required by operation of Applicable Law to be bound) in the same manner as such assigning Party hereunder. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.9 shall be null, void and of no legal effect. For clarity, the provisions of this Section 17.9 shall not apply to or encompass sublicensing of the rights licensed to a Party under this Agreement. Subject to the terms of this Agreement, including Section 7.2 and Section 7.3(b), each Party and its Affiliates and, in the case of BMS, its Sublicensees, shall have the right to enter into subcontracts in connection with the exercise of its rights and the performance of its obligations under this Agreement and this Section 17.9 shall not apply with respect thereto.

17.10Governing Law. This Agreement shall be governed by and construed and enforced under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction. For clarification, any dispute relating to the inventorship, scope, validity, enforceability or infringement of any patent right shall be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

17.11Performance by Affiliates. Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

17.12Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.13Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party (nor any of their Affiliates or Sublicensees) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, could in its opinion violate any settlement, consent order, corporate integrity agreement, or judgment to which it may be subject from time to time during the Term. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Person reasonably believes is not in compliance with Applicable Law.

17.14Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

17.15No Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

17.16Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include”, “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation”; (b) the word “day” shall mean calendar day (unless Business Day is specified); (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) provisions that require that a Party, the Parties or the JSC hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (i) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (j) except where the context dictates otherwise, “or” has the inclusive meaning represented by the phrase “and/or”. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

17.17Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document, each of which shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed and delivered through the email of pdf copies of the executed Agreement.

[signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

BRISTOL-MYERS SQUIBB COMPANY By: /s/ Jeffrey Staiger Name: Jeffrey Staiger Title: VP, Business Development	SCHRÖDINGER, INC. By: /s/ Ramy Farid Name: Ramy Farid Title: President & CEO

Exhibit A

Initial Collaboration Targets

[***]

Oncology Target	Neurology Target	Immunology Target
[***]	[***]	[***]
HIF 2α [***]
SOS1 [***]

[***]

[Signature Page to Collaboration and License Agreement]